Filed Pursuant to Rule 424(b)(4)

Registration No. 333-214477

Prospectus

Common Stock, Par Value $.01 Per Share, Underlying Subscription Rights

to Purchase up to 783,626 Shares of Common Stock

We are distributing, at no charge and on a pro-rata basis, an aggregate of 6,269,004 non-transferable subscription rights, each of which we sometimes refer to as a “right”, to purchase up to an aggregate of 783,626 shares of our common stock at a subscription price of $11.93 per share. The subscription price represents a 17% discount to the volume weighted average closing sales price of our common stock for the 20 trading days immediately preceding February 8, 2017, which was the date on which the registration statement of which this prospectus forms a part was declared effective. Rights are being distributed to each person who held shares of our common stock as of 5:00 p.m., Eastern Standard Time, on November 28, 2016, which we refer to as the “record date”.

Each right will entitle the holder to a basic subscription privilege and an oversubscription privilege. Under the basic subscription privilege, subject to the fact that we will not issue fractional shares, each right entitles its holder to purchase 0.125 new shares for each share of our common stock held as of the record date, which is the same as one new share for each eight (8) shares held as of the record date. Under the oversubscription privilege, each holder who fully exercises its basic subscription privilege may subscribe, at the subscription price, for additional whole shares for allocation in the event that not all available shares are purchased pursuant to all shareholders’ basic subscription privilege. However, the oversubscription privilege will be offered only for an aggregate number of shares that, when combined with the number of shares purchased pursuant to all shareholders’ basic subscription privilege, does not exceed 783,626 shares. We reserve the right to accept or reject oversubscriptions for any reason. We do not intend to accept any oversubscriptions that we believe may have an unfavorable effect on our ability to preserve our net operating loss deferred tax asset. Purchases of shares pursuant to the offering are also subject to certain other limitations described in this prospectus. As noted above, we will not issue fractional shares of common stock in the offering and holders will be entitled to purchase only a whole number of shares of common stock, rounded down to the nearest whole number. Thus, a shareholder must own at least eight shares of common stock as of the record date to purchase one new share under the basic subscription privilege.

If you fully exercise your basic subscription privilege, then you will not experience any dilution in the percentage of our outstanding shares of common stock that you own immediately after the completion of the offering. If we accept your subscription pursuant to your oversubscription privilege, then in all circumstances the percentage of our outstanding shares that you own immediately after the offering will be higher than it was before the offering.

Subscription rights will expire if they are not exercised by 5:00 p.m., Eastern Standard Time, on March 17, 2017, which we refer to as the “expiration date”, unless we extend the offering period for up to 30 days until April 16, 2017. You should carefully consider whether to exercise your subscription rights before the expiration of the offering. All exercises of subscription rights are irrevocable. Our Board of Directors is making no recommendation regarding your exercise of the subscription rights.

We reserve the right to amend the terms of or cancel the offering at any time. Computershare Inc., our subscription agent for the offering, will hold all funds it receives in an escrow account until completion of the offering. If we decide to extend, amend or modify the terms of the offering for any reason, subscriptions received prior to such extension, amendment or modification will remain irrevocable. If we cancel the offering, all subscription funds will be returned promptly, without interest or penalty.

To facilitate the offering, we have entered into Standby Purchase Agreements, which we refer to as “Standby Purchase Agreements”, with certain accredited investors, whom we refer to as the “standby investors”. Subject to certain limits and other conditions set forth in the Standby Purchase Agreements, the standby investors have agreed to purchase from us, at the subscription price, a portion of the shares of our common stock that are not purchased by shareholders in the offering. See the section of this prospectus entitled “THE STANDBY PURCHASE AGREEMENTS” for further details.

The shares are being offered directly by us without the services of an underwriter or selling agent. We will receive all of the net proceeds from shares sold in the offering. The purpose of the offering is to raise equity capital in a cost-effective manner that allows current shareholders to participate. See the section of this prospectus entitled “USE OF PROCEEDS”.

Our common stock is listed on The NASDAQ Global Select Market under the symbol “FUNC”. On November 4, 2016, the last trading day prior to the announcement of this rights offering, the closing sales price of our common stock was $11.60 per share. The last reported sale of our common stock occurred on February 7, 2017, and the closing sales price of our common stock on that date was $14.95 per share.

If the offering is fully subscribed at a subscription price of $11.93 per share, then we expect to raise aggregate gross proceeds of $9,348,658 in the offering. See the discussion under the heading “How was the subscription price determined?” in the section of this prospectus entitled “QUESTIONS AND ANSWERS RELATING TO THE OFFERING” for information regarding how the subscription price was set.

The exercise of your rights for shares of our common stock involves risks. You should carefully consider the risk factors beginning on page 16 of this prospectus before exercising your rights.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits, or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Our principal executive offices are located at 19 South Second Street, Oakland, Maryland 21550 and our telephone number is (888) 692-2654.

The date of this prospectus is February 8, 2017

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ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any other or different information. If anyone provides you with information that is different from, or inconsistent with, the information contained or incorporated by reference in this prospectus, you should not rely on it. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information incorporated by reference herein is accurate as of any date other than the date of the relevant report or other document in which such information is contained. Our business, financial condition, results of operations and prospects may have changed since such dates.

Neither we nor any of our officers, directors, agents, or representatives make any representation to you about the legality of an investment in our common stock. You should not consider any information in this prospectus or in the documents incorporated by reference herein to be investment, legal, or tax advice. You should consult your own counsel, accountant, and other advisors for legal, tax, business, financial, and related advice regarding the purchase of our securities.

The distribution of this prospectus, the offering and the sale of shares of our common stock in certain jurisdictions may be restricted by law. This prospectus does not constitute an offer of, or a solicitation of an offer to buy, any shares of common stock in any jurisdiction in which such offer or solicitation is not permitted.

The industry and market data and other statistical information contained in this prospectus and the documents incorporated herein are based on management’s own estimates, independent publications, government publications, reports by market research firms or other published independent sources and, in each case, are believed by management to be reasonable estimates. Although we believe these resources to be reliable, we have not independently verified the information.

As used in this prospectus, the terms “the Company”, “we”, “us” and “our” refer to First United Corporation and, unless the context clearly requires otherwise, its consolidated subsidiaries, and the term “the Bank” refers to First United Corporation’s wholly-owned bank subsidiary, First United Bank & Trust.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

Some of the statements contained, or incorporated by reference, in this prospectus may include projections, predictions, expectations or statements as to beliefs or future events or results or refer to other matters that are not historical facts. Such statements constitute forward-looking statements and are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking statements are based on various factors and were derived using numerous assumptions. In some cases, you can identify forward-looking statements by words like “may”, “will”, “should”, “expect”, “plan”, “anticipate”, “intend”, “believe”, “estimate”, “predict”, “potential”, or “continue” or the negative of those words and other comparable words. You should be aware that those statements reflect only our predictions. If known or unknown risks or uncertainties should materialize, or if underlying assumptions should prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. You should bear this in mind when reading this prospectus and not place undue reliance on these forward-looking statements. Factors that might cause such differences include, but are not limited to:

•	the risk that the weak national and local economies and depressed real estate and credit markets caused by the recent global recession will continue to decrease or hinder the demand for loan, deposit and other financial services and/or increase loan delinquencies and defaults;

•	changes in market rates and prices may adversely impact the value of securities, loans, deposits and other financial instruments and the interest rate sensitivity of our balance sheet;

•	our liquidity requirements could be adversely affected by changes in our assets and liabilities;

•	the effect of legislative or regulatory developments, including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial services industry;

•	competitive factors among financial services organizations, including product and pricing pressures and our ability to attract, develop and retain qualified banking professionals;

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•	the effect of changes in accounting policies and practices, as may be adopted by the Financial Accounting Standards Board, the Securities and Exchange Commission, which we refer to as the “Commission”, the Public Company Accounting Oversight Board and other regulatory agencies;

•	the effect of fiscal and governmental policies of the United States federal government; and

•	the risk that our shareholders will choose to not participate in the offering and/or the risk that the closing of the sales of shares contemplated by the Standby Purchase Agreements will not occur.

You should also consider carefully the statements under the heading “RISK FACTORS” on page 16, including the statements incorporated by reference into that section, and in the other sections of this prospectus, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements and could materially and adversely affect our business, operating results and financial condition. Also, we provide cautionary discussion of risks, uncertainties and possibly inaccurate assumptions relevant to our businesses in our periodic and current reports filed with the Commission and incorporated by reference in this prospectus and in prospectus supplements and other offering materials. The risks discussed in this prospectus and in the other documents referenced above are factors that, individually or in the aggregate, management believes could cause our actual results to differ materially from expected and historical results. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider such disclosures to be a complete discussion of all potential risks or uncertainties.

The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

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QUESTIONS AND ANSWERS RELATING TO THE OFFERING

The following are examples of what we anticipate will be common questions about the offering. The answers are based on selected information from this prospectus and the documents incorporated by reference in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the offering. This prospectus and the documents incorporated by reference contain more detailed descriptions of the terms and conditions of the offering and provide additional information about us and our business, including potential risks related to the offering, our common stock, and our business.

Exercising your subscription rights and investing in our common stock involves a high degree of risk. We urge you to carefully read the section entitled “RISK FACTORS” beginning on page 16 of this prospectus, and all other information included or incorporated by reference in this prospectus in its entirety before you decide whether to exercise your rights.

What is the offering?

We are distributing subscription rights, on a pro rata basis and at no cost, to purchase an aggregate of 783,626 shares of our common stock at a subscription price of $11.93 per share to persons who held shares of our common stock as of 5:00 p.m., Eastern Standard Time, on November 28, 2016. If you are a holder of our common stock as of that date, then, under your basic subscription right, you will receive the right to subscribe for 0.125 shares of common stock at the subscription price for every one share of our common stock that you owned as of the record date. If you fully exercise your basic subscription privilege, then you will also be entitled to request to purchase additional shares pursuant to your oversubscription privilege, as described below. The subscription rights are evidenced by rights certificates.

Why are we conducting the offering?

We are conducting the offering to raise capital that can be used to offset the impact of our planned redemption of $10 million of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, which we refer to as the “Series A Preferred Stock”, and our planned repayment of $10.8 million of our junior subordinated debentures, which we refer to as “TPS Debentures”, issued to our Delaware statutory business trust subsidiary, First United Statutory Trust III, which we refer to as “Trust III”. We intend to consummate the redemption and repayment as soon as is practicable following the closing of the offering. Our Board of Directors has chosen to raise capital through a rights offering to give our shareholders the opportunity to prevent ownership dilution by acquiring additional shares of common stock in the offering. Our Board of Directors also considered several alternative capital-raising methods prior to concluding that the offering was the best option under the current circumstances. We believe that raising capital at this time, in this manner and for the foregoing purposes is prudent in light of current market conditions and the anticipated impact of the offering and use of proceeds on our financial condition, but our Board of Directors is making no recommendation regarding your exercise of the subscription rights. We cannot assure you that we will not need to seek additional financing or engage in additional capital raising transactions in the future.

What is the basic subscription privilege and oversubscription privilege?

Subject to the fact that we will not issue fractional shares in the offering, the basic subscription privilege entitles a holder of a right to purchase 0.125 shares of our common stock at the subscription price. For example, if you owned 80 shares of our common stock on the record date, then you would be granted 80 rights and you would have the right to purchase 10 shares of our common stock for an aggregate subscription price of $119.30. If, however, you owned less than eight shares on the record date, then you would not be able to purchase shares in the offering. You may exercise all or any number of your rights, or you may choose to not exercise any of your rights. If you exercise less than your full basic subscription privilege, then you will not be entitled to purchase shares under your oversubscription privilege. Please note that, as noted above, we will not issue fractional shares of common stock in the offering and holders will be entitled only to purchase a whole number of shares of common stock, rounded down to the nearest whole number that a holder would otherwise be entitled to purchase, with the total subscription payment being adjusted accordingly.

If you are a record holder, your rights certificate accompanies this prospectus. If you hold your shares in street name through a broker, dealer, custodian bank, or other nominee who uses the services of The Depository Trust & Clearing Corporation (“DTC”), then you will not receive a rights certificate. Instead, DTC will issue one subscription right to your nominee for every share of our common stock you owned as of the record date. Each subscription right entitles you to purchase 0.125 shares of our common stock at the subscription price. For more information, see “What should I do if I want to participate in the offering, but my shares are held in the name of my broker, dealer, custodian bank, or other nominee?” in this section.

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If you exercise your basic subscription privilege in full by purchasing one new share for every eight shares that you hold as of the record date, (i.e., 0.125 shares of common stock for each share that you own), then you will not experience any dilution in the percentage of our outstanding shares of common stock that you own immediately after the completion of the offering.

Under the oversubscription privilege, each holder who fully exercises its basic subscription privilege may also subscribe to purchase, at the subscription price, additional shares to the extent they are available after the exercise of all holders’ basic subscription privileges. If we receive oversubscription requests for more shares of our common stock than we have available for oversubscriptions, then each requesting holder will receive its pro rata portion of the available shares based on the number of shares requested by each holder under the oversubscription privilege. We reserve the right to accept or reject oversubscriptions for any reason. In addition, purchases pursuant to the oversubscription privilege will be limited as described under “Are there limits on the number of shares of common stock I may purchase in the offering?” in this section. We can provide no assurances that you will actually be able to purchase any shares of common stock upon the exercise of your oversubscription privilege.

To properly exercise your oversubscription privilege, you must deliver the subscription payment related to your oversubscription privilege prior to the expiration of the offering. Because we will not know the total number of unsubscribed shares prior to the expiration of the offering, if you wish to maximize the number of shares you purchase pursuant to your oversubscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock that may be available to you (i.e., assuming you fully exercise your basic subscription right and are allotted the full amount of your oversubscription as elected by you).

If oversubscription requests exceed the number of shares of common stock available for sale after purchases by all shareholders exercising their basic subscription privilege, then we will have discretion to allocate the available shares of common stock among shareholders who oversubscribed as we deem appropriate. When determining how to allocate such remaining shares, we may give priority to those oversubscription purchasers that we believe will develop future business relationships with us, refer business to us or purchase additional shares of our common stock on the open market after the closing of the offering.

To the extent the aggregate subscription price of the maximum number of unsubscribed shares allocated to you pursuant to exercise of the oversubscription privilege is less than the amount you actually paid in connection with the exercise of the oversubscription privilege, you will be allocated only the number of unsubscribed shares available to you, and any excess subscription payments received by the subscription agent will be returned to you, without interest or penalty, as soon as practicable. To the extent the amount you actually paid in connection with the exercise of the oversubscription privilege is less than the aggregate subscription price of the maximum number of unsubscribed shares allocated to you pursuant to the oversubscription privilege, you will be allocated the number of unsubscribed shares for which you actually paid in connection with the oversubscription privilege.

How will the standby investors participate in the offering?

To facilitate the offering, we have entered into Standby Purchase Agreements with (i) Castle Creek Special Situations Advisors LLC, Castle Creek SSF-D Investors LP, Arch Investment Holdings I Ltd., May Clinic, Mayo Clinic Master Retirement Trust, which we refer to collectively as the “Castle Creek Funds”, and (ii) Second Curve Vision Fund, L.P., Second Curve Vision Fund International, Ltd., Second Curve Opportunity Fund, L.P., Second Curve Partners, L.P., Second Curve Partners II, L.P., and Second Curve Partners International Ltd., which we refer to collectively as the “Second Curve Funds”.

The Castle Creek Funds have agreed, subject to there being sufficient shares available after purchases by shareholders in the offering, to purchase from us, at the subscription price, the lesser of (a) up to an aggregate of $5.0 million in shares of our common stock that are not purchased by shareholders in the offering and (b) the maximum number of shares that they may purchase without causing an “ownership change” under Section 382(g) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”.

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The Second Curve Funds, which own an aggregate of 131,614 shares of our common stock as of the record date, have committed to purchase up to $2.0 million in shares of our common stock through a combination of the exercise of their basic subscription privilege in the offering and, subject to there being sufficient shares available after purchases by shareholders in the offering, pursuant to their Standby Purchase Agreements, provided that they will not purchase shares to the extent it would cause an “ownership change” under Section 382(g) of the Code. If the Second Curve Funds were to exercise their basic subscription privilege in full, then they would purchase an aggregate of 16,451 shares of our common stock in the offering for an aggregate subscription price of $196,260.43, and, subject to there being sufficient shares available after purchases by shareholders in the offering and to the Section 382(g) limitation, an aggregate of 151,193 shares of our common stock under their Standby Purchase Agreements for an aggregate purchase price of approximately $1,803,732.49.

If for any reason, we do not complete the offering, then we will have no obligation to sell shares to the standby investors pursuant to the Standby Purchase Agreements.

Are there limits on the number of shares of common stock I may purchase in the offering?

Yes. Other than any person or entity that owns, as of the date of this prospectus, more than 5% of our common stock, a person or entity, together with related persons or entities, may not exercise subscription rights (including the oversubscription privilege) to purchase shares of our common stock that, when aggregated with their existing ownership, would result in such person or entity, together with any related persons or entities, owning 5% or more of our issued and outstanding shares of common stock following the offering, or that would otherwise require regulatory approval. In addition, any person or entity, together with related persons or entities, that exercises subscription rights (including the oversubscription privilege) to purchase shares of our common stock that, when aggregated with their existing ownership, results in such person or entity, together with any related persons or entities, becoming the beneficial owner of 4% or more of our issued and outstanding shares of common stock following the offering will be required to enter into an agreement prohibiting such person or entity from purchasing additional shares that would result in such person or entity owning more than 5% of our common stock. For more information, see the section of this prospectus entitled “THE OFFERING” under the heading “Limitations on Amount You May Purchase”.

In addition, notwithstanding any other information presented in this prospectus, we do not intend to accept any subscriptions or oversubscriptions in this offering that we believe may have an unfavorable effect on our ability to preserve our net operating loss deferred tax asset. For more information, see the section of this prospectus entitled “OUR NET OPERATING LOSS DEFERRED TAX ASSETS”.

How do I exercise my subscription rights?

If you wish to participate in the offering, you must deliver your payment along with your properly completed and signed rights certificate, and any other subscription materials, to the subscription agent. To properly exercise your oversubscription privilege, you must indicate the number of shares you wish to purchase in addition to the shares subscribed for under your basic subscription privilege on your rights certificate. You must exercise your basic rights in full in order to exercise your oversubscription right. See section of this prospectus entitled “THE OFFERING” under the headings “The Subscription Rights”, “Basic Subscription Privilege”, and “Oversubscription Privilege”

Payments must be made in full in U.S. dollars for the full number of shares for which you are subscribing by:

•	personal check payable to “Computershare Trust Company, N.A., as Subscription Agent for First United Corporation” drawn upon a U.S. bank; or
•	certified check payable to “Computershare Trust Company, N.A., as Subscription Agent for First United Corporation” drawn upon First United Bank & Trust.

Please note that funds paid by personal check may take seven or more business days to clear. Accordingly, if you wish to pay by means of a personal check, we urge you to make payment sufficiently in advance of the expiration date to ensure that the subscription agent receives cleared funds before that time. We also urge you to consider payment by means of a certified check drawn upon First United Bank & Trust in order to expedite the receipt of your payment.

Please follow the payment and delivery instructions accompanying the rights certificate. DO NOT DELIVER DOCUMENTS TO THE COMPANY OR THE BANK. As described in this prospectus and in the instructions accompanying the rights certificate, in certain cases additional documentation or medallion guarantees may be required. For more information, see the section of this prospectus entitled “THE OFFERING” under the heading “Method of Exercising Subscription Rights”. You are solely responsible for completing delivery to the subscription agent of your rights certificate, any other subscription materials, and payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent so that the subscription agent receives them by 5:00 p.m., Eastern Standard Time, on March 17, 2017. We are not responsible for subscription materials sent directly to our offices.

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If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares under the oversubscription privilege and purchase limitations. Any excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty, following the expiration of the offering. We reserve the right to reject any attempted subscription that does not include proper documentation or matching payment.

What should I do if I want to participate in the offering, but my shares are held in the name of my broker, dealer, custodian bank, or other nominee?

If you hold your shares of common stock in the name of a broker, dealer, custodian bank, or other nominee, then your broker, dealer, custodian bank, or other nominee is the record holder of the shares you own. You will not receive a rights certificate. The record holder must exercise the subscription rights on your behalf for the shares of common stock you wish to purchase in the offering.

If you wish to purchase shares of our common stock through the offering, please promptly contact your broker, dealer, custodian bank, or other nominee as record holder of your shares. We will ask your record holder to notify you of the offering. However, if your broker, dealer, custodian bank, or other nominee does not contact you, then you should promptly initiate contact with it. Your broker, dealer, custodian bank, or other nominee may establish a deadline prior to 5:00 p.m., Eastern Standard Time, on March 17, 2017, which we established as the expiration date of the offering, by which you must provide it with your instructions to exercise your subscription rights and pay for your shares.

Am I required to exercise all of the rights I receive in the offering?

No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. However, if you choose not to exercise your basic subscription privilege in full, the relative percentage of our shares of common stock that you own will decrease as a result of the offering, and your voting and other rights will be diluted. In addition, if you do not exercise your basic subscription privilege in full, you will not be entitled to participate in the oversubscription privilege. For more information, see “How many shares of common stock will be outstanding after the offering?” in this section.

Will our officers and directors be exercising their subscription rights?

Certain of our directors and officers have indicated that they intend to participate in the offering, although they are not required to do so. Collectively, we expect our directors and officers, together with their affiliates, to purchase up to approximately 31,413 shares in the offering. As of the record date, our directors and officers, together with their affiliates, beneficially own approximately 251,379 shares of common stock and are entitled to purchase approximately 31,413 shares in the offering by exercising their respective basic subscription privileges on the same terms and conditions applicable to all shareholders. Following the offering, after exercising their respective basic subscription privileges in full, we expect our directors and officers, together with their affiliates, to own an aggregate of approximately 282,792 shares of common stock, or approximately 4.0% of our total outstanding shares of common stock, if we sell all 783,626 shares offered in the offering.

Has our Board of Directors made a recommendation to our shareholders regarding the exercise of rights under the offering?

No. Our Board of Directors is not making any recommendation to you about whether you should exercise any subscription rights. Shareholders who exercise their subscription rights risk a loss on their investment. We cannot assure you that the market price of our common stock will be above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You are urged to make your decision based on your own assessment of our business and the offering. Please review the section of this prospectus entitled “RISK FACTORS” for a discussion of some of the risks involved in investing in our common stock.

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What other agreements do we have in place with the standby investors and will the standby investors receive any compensation for their commitments?

We have agreed with each of the standby investors to file a registration statement with the Commission to register, at our expense, the resale of all shares that the standby investors purchase and to use commercially reasonable efforts to cause that registration statement to be declared effective by the Commission.

How many shares will the standby investors own after the offering?

Purchasers in the offering will not know the number or percentage of our outstanding shares of common stock that the standby investors will own after the completion of the offering until the expiration of the offering period. The Standby Purchase Agreements with the Castle Creek Funds contemplate that they will be permitted to purchase up to an aggregate of 419,111 shares, to the extent not purchased by rights holders in the offering. The Second Curve Funds, which own an aggregate of 131,614 shares of our common as of the record date, have committed to purchase up to $2.0 million in shares of our common stock through a combination of the exercise of their basic subscription privilege in the offering and, subject to there being sufficient shares available after purchases by shareholders in the offering, pursuant to the offer and sale contemplated by their Standby Purchase Agreements. The actual number of shares and percentage ownership will depend on the number of shares purchased by shareholders who exercise their basic subscription privilege and oversubscription privilege. The chart below presents the aggregate ownership of the standby investors if rights holders purchase 0%, 25%, 50% and 100% of the shares offered in the offering.

	0% of Basic Subscriptions Exercised	25% of Basic Subscriptions Exercised	50% of Basic Subscriptions Exercised	100% of Basic Subscriptions Exercised
Shares sold pursuant to the rights	0	195,906	391,813	783,626
Shares purchased by Castle Creek Funds in standby offering	419,111	419,111	240,620	0
Shares purchased by Second Curve Funds in standby offering	167,644	151,193	151,193	0
Total shares issued in offering	586,755	766,210	783,626	783,626
Total shares outstanding after offering	6,855,759	7,035,214	7,052,630	7,052,630
Percentage ownership of Castle Creek Funds after closing of offering	6.1%	6.0%	3.4%	0%
Percentage ownership of Second Curve Funds after closing of offering	4.4%	4.3%	4.2%	2.1%

How was the subscription price determined?

In determining the subscription price, our Board of Directors considered a number of factors, including the need to offer the shares at a price that would be attractive to investors relative to the then current trading price of our common stock, the tangible book value of a share of our common stock, historical and current trading prices of our common stock, general conditions in the financial services industry, the need for capital and alternatives available to us for raising capital, potential market conditions, and the desire to provide an opportunity to our shareholders to participate in the offering on a pro rata basis. Because our common stock is not heavily traded and to account for the possibility of wide price fluctuations over a short period of time, our Board of Directors concluded that it would be prudent to base the subscription price on the volume weighted average price at which our common stock trades over a period of several trading days. In conjunction with its review of these factors, our Board of Directors also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, and the outlook for our industry, our current financial condition and regulatory status, and a range of discounts to market value represented by the subscription prices in various other rights offerings. Finally, our Board considered our desire to have a successful offering, which required negotiations with the standby investors with respect to the minimum and maximum sales prices that would be acceptable to them.

Based on the foregoing, our Board decided to set the subscription price at an amount per share equal to 90% of the volume weighted average closing sales price of our common stock for the 20 trading days immediately preceding the date on which the registration statement of which this prospectus forms a part was declared effective, subject to a minimum subscription price of $9.00 per share and a maximum subscription price of $11.93 per share. The registration statement was declared effective on February 8, 2017, and the volume weighted average closing sales price of our common stock for the 20 trading days immediately preceding that date was $14.40 per share. Accordingly, the subscription price is $11.93 per share.

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The last reported sale of our common stock occurred on February 7, 2017, and the closing sales price of our common stock on that date was $14.95 per share. The volume weighted average closing sales price of the common stock for the 20 trading day period that included February 7, 2017 was $14.40 per share.

How soon must I act to exercise my rights?

If you received a rights certificate and elect to exercise some or all of your subscription rights, the subscription agent must receive your completed and signed rights certificate and complete payment prior to the expiration of the offering, which is March 17, 2017, at 5:00 p.m., Eastern Standard Time. If you hold your shares in the name of a broker, dealer, custodian bank, or other nominee, your broker, dealer, custodian bank, or other nominee may establish a deadline prior to 5:00 p.m. Eastern Standard Time, on March 17, 2017 by which you must provide it with your instructions to exercise your subscription rights and pay for your shares.

Although we will make reasonable attempts to provide this prospectus to holders of subscription rights, the offering and all subscription rights will expire at 5:00 p.m., Eastern Standard Time, on March 17, 2017 (unless extended for up to 30 days until April 16, 2017), whether or not we have been able to locate each person entitled to subscription rights.

May I transfer my subscription rights?

No. You may not transfer your subscription rights.

Are we requiring a minimum subscription to complete the offering?

No. There is no minimum subscription requirement in the offering. However, our Board of Directors reserves the right to cancel the offering for any reason, including if our Board of Directors believes that there is insufficient participation by our shareholders.

Can the Board of Directors extend, cancel, or amend the offering?

Yes. We have the option to extend the period for exercising your subscription rights for up to 30 days until April 16, 2017. Our Board of Directors may cancel the offering at any time for any reason. If the offering is cancelled, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty. Our Board of Directors reserves the right to amend or modify the terms of the offering at any time, for any reason. Such amendments or modifications could include, for example, a reduction in the subscription price. If we reduce the subscription price, your subscription will remain irrevocable but all excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

What will happen if I choose not to exercise my subscription rights?

If you do not exercise any subscription rights, then the number of shares of our common stock that you own will not change. Because shares may be purchased by other shareholders or the standby investor, however, your percentage ownership will be diluted after the completion of the offering unless you exercise your basic subscription privilege in full. For more information, see “How many shares of common stock will be outstanding after the offering?” in this section.

After I send in my payment and rights certificate, may I change or cancel my exercise of rights?

No. All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. If we decide to extend, amend or modify the terms of the offering for any reason, subscriptions received prior to such extension, amendment or modification will remain irrevocable. You should not exercise your subscription rights unless you are certain that you wish to purchase shares of our common stock at the subscription price.

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When will I receive my new shares?

All shares of our common stock that you purchase in the offering will be issued electronically in book-entry (uncertificated) form. If you are a shareholder of record as of the record date and purchase shares in the offering by submitting a rights certificate and payment, we will issue your new shares as soon as practicable after the completion of the offering, and you will receive confirmation from the subscription agent by mail that your shares were electronically issued. If, as of the record date, your shares were held by a broker, dealer, custodian bank, or other nominee, and you participate in the offering, your broker, dealer, custodian bank, or other nominee will be credited with the shares of common stock you purchase in the offering as soon as practicable after the completion of the offering, and your nominee will credit your account with such shares. Until your shares have been issued in book-entry form or your account is credited with such shares, you may not be able to sell your shares.

How many shares of common stock will be outstanding after the offering?

As of February 8, 2017, 6,269,004 shares of our common stock were issued and outstanding. Assuming that there are no other transactions by us involving shares of our common stock and the full 783,626 shares of our common stock are subscribed for in the offering and/or purchased by the standby investors, we expect 7,052,630 shares of common stock to be outstanding immediately after completion of the offering and, if it occurs, the closing of the sales to the standby investors. As a result of the offering, the ownership interests and voting interests of the existing shareholders that do not fully exercise their basic subscription privilege will be diluted.

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of additional shares of common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described in the section of this prospectus entitled “RISK FACTORS” and the documents incorporated by reference in this prospectus.

If the offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in an escrow account until completion of the offering. If the offering is not completed, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty. If you hold shares through a broker, dealer, custodian bank, or other nominee, it may take longer for you to receive payment because the subscription agent will return payments through the record holder of your shares.

What fees or charges apply if I purchase the shares in the offering?

We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you exercise your subscription rights through your broker, dealer, custodian bank, or other nominee, you will be responsible for paying any fees your nominee may charge you.

What are the material U.S. federal income tax consequences of exercising my subscription rights?

For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of subscription rights. You should consult your tax advisor as to your particular tax consequences resulting from the offering. For a more detailed discussion, see the section of this prospectus entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES”.”

Are there other key dates relating to the rights offering?

Yes. Below is a list of the key dates for the offering of which you should be aware. With the exception of the record date and the rights distribution date, such dates are subject to change in the event we determine to extend the rights offering (as discussed herein). For more information regarding these dates, we encourage you to review the section of this prospectus entitled “THE OFFERING”, as that section of the prospectus describes other timing considerations of which you should be aware regarding the rights offering (for example, dates by which different forms of payment upon the exercise of rights are deemed received).

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Date	Event/Action
5:00 p.m., Eastern Standard Time, on November 28, 2016	Record date.
11:00 a.m., Eastern Standard Time on March 10, 2017	Date by which foreign holders of rights must notify the subscription agent and establish to the satisfaction of the subscription agent that it is permitted to exercise its rights.
5:00 p.m., Eastern Standard Time, on March 17, 2017	Expiration of the offering.

Are there any conditions to the rights distribution?

The completion of the rights distribution is subject to the satisfaction (in our sole discretion) of the following conditions:

•	Our receipt of the opinion of Gordon Feinblatt LLC, dated as of the rights distribution date, to the effect that, for U.S. federal income tax purposes, (i) no gain or loss should be recognized by the Company as a result of the rights distribution, and (ii) no gain or loss should be recognized by, and no amount should be included in the income of, holders of common stock upon the receipt of the rights in the rights distribution; and

•	The effectiveness under the Securities Act of the Registration Statement on Form S-1, of which this prospectus forms a part.

What if I have other questions?

If you have questions regarding the completion of your rights certificate or submitting payment, please contact our information agent, Georgeson LLC, at (800) 561-2871. If you have other questions about the offering or the Company, please contact Tonya K. Sturm, our Senior Vice President and Chief Financial Officer, at 301-533-2390. You should consult your tax adviser as to the particular consequences to you of the offering.

SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus carefully, including the section entitled “RISK FACTORS”, our financial statements and the notes thereto incorporated by reference to our annual report and quarterly reports, and the other documents we refer to and incorporate by reference in this prospectus for a more complete understanding of us and this offering before making an investment decision. In particular, we incorporate important business and financial information in this prospectus by reference.

About First United Corporation

First United Corporation is a Maryland corporation chartered in 1985 and a bank holding company registered with the Board of Governors of the Federal Reserve System, or the “Federal Reserve”, under the Bank Holding Company Act of 1956, as amended. The Company’s primary business is serving as the parent company of First United Bank & Trust, a Maryland trust company, First United Statutory Trust I, or “Trust I”, and First United Statutory Trust II, or “Trust II”, both Connecticut statutory business trusts, and Trust III.

The Bank is an independent community bank providing a complete range of retail and commercial banking services to businesses and individuals serviced by a network of 23 branches, one call center, and 25 automated teller machines in Allegany County, Frederick County, Garrett County, and Washington County in Maryland, and in Mineral County, Berkeley County and Monongalia County in West Virginia. The Bank’s deposits are insured by the Federal Deposit Insurance Corporation, which we refer to as the “FDIC”. In addition to its two consumer finance company subsidiaries and a statutory trust subsidiary and a limited liability company subsidiary, both used to hold other real estate owned, the Bank owns a 99% limited partnership interest in Liberty Mews Limited Partnership, a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland. A detailed discussion of our business is contained in Item 1 of Part I of our Annual Reports on Form 10-K that we file with the Commission, including the Annual Report on Form 10-K, as amended, for the year ended December 31, 2015. See the section of this prospectus entitled “WHERE YOU CAN FIND MORE INFORMATION” for information on how to obtain a copy of our annual and other reports that we file with the Commission.

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Trust I, Trust II and Trust III are collectively referred to as the “Trusts”. The Trusts were formed for the purpose of selling “trust preferred securities” that qualify as Tier 1 capital. Dividend and other payments due under these trust preferred securities are funded by our payments under an equal amount of TPS Debentures that we issued to the Trusts by the Company. In March 2004, the Company issued approximately $30.9 million of TPS Debentures to Trust I and Trust II in connection with their sales of $30.0 in mandatorily redeemable preferred capital securities to third party investors and $0.9 million in common securities to the Company. Between December 2009 and January 2010, the Company issued approximately $10.8 million of TPS Debentures to Trust III in connection with its sale of approximately $10.5 million in mandatorily redeemable preferred capital securities to third party investors and $0.3 million in common securities to the Company.

We and the Bank are extensively regulated under federal and state laws. The regulation of bank holding companies and banks is intended primarily for the protection of depositors and the deposit insurance fund and not for the benefit of security holders. For a discussion of the material elements of the extensive regulatory framework applicable to us, please refer to Item 1 of Part I of our Annual Reports on Form 10-K that we file with the Commission, including the Annual Report on Form 10-K, as amended, for the year ended December 31, 2015.

At September 30, 2016, we had total assets of $1.3 billion, net loans of $890.0 million, and deposits of $1.0 billion. Shareholders’ equity at September 30, 2016 was $114.8 million.

Our principal executive offices are located at 19 South Second Street, Oakland, Maryland 21550 and our telephone number is (888) 692-2654. We maintain an Internet site at http://www.mybank.com on which we make available free of charge our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to the foregoing as soon as reasonably practicable after these reports are electronically filed with, or furnished to, the Commission.

Our common stock is listed on the NASDAQ Global Select Market under the ticker symbol “FUNC.” Effective October 31, 2016, our common stock became subject to The NASDAQ Stock Market’s “Tick Size Pilot Program”, as part of “Test Group 3”. The program, which will last for two years, was implemented pursuant to a Commission order issued on June 24, 2014 and imposes wider minimum quoting and/or trading increments, or “tick sizes”, for certain securities with small market capitalization. The purpose of the program is to allow the Commission, self-regulatory organizations (like The NASDAQ Stock Market), and the public to evaluate and assess the impact of increment conventions on the liquidity and trading of securities of small capitalization companies. The program includes a specified subset of the exchange-listed stocks of companies that have $3 billion or less in market capitalization, an average daily trading volume of one million shares or less and a volume-weighted average price of at least $2.00 for every trading day. The control group in the program includes approximately 1,400 randomly-selected securities and three test groups, each with approximately 400 securities selected by a stratified sampling. Under the program, securities in Test Group 3, like our common stock, are to be both quoted in and traded at $0.05 minimum increments, subject to a midpoint exception, a retail investor exception, and a negotiated trade exception. In addition, securities in Test Group 3 are subject to a “trade-at” requirement that prevents price matching by a trading center that is not displaying a protected bid or protected offer, subject to certain exceptions.

The Offering

The following summary describes the principal terms of the offering, but is not intended to be complete. See the information in the section entitled “THE OFFERING” beginning on page 22 of this prospectus for a more detailed description of the terms and conditions of the offering.

Shares available in offering	783,626 shares of common stock.

Rights distributed	We are distributing to you, at no charge, one non-transferable subscription right for each share of our common stock that you own as of 5:00 p.m., Eastern Standard Time, on the record date, either as a holder of record or, in the case of shares held of record by brokers, dealers, custodian banks, or other nominees on your behalf, as a beneficial owner of such shares.

Basic subscription right	The basic subscription privilege of each right will entitle you to purchase 0.125 shares of our common stock at the subscription price, subject to the condition that we will not issue fractional shares in the offering. Thus, you must own at least eight shares of common stock on the record date to purchase one new share in the offering.

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Determination of subscription price	The $11.93 per share subscription price was determined based on the following formula that was set by our Board of Directors after consideration of a variety of factors and negotiations with the standby investors: the amount equal to 90% of the volume weighted average closing sales price of our common stock for the 20 trading days immediately preceding the date on which the registration statement of which this prospectus forms a part is declared effective, provided that the price will not be less than $9.00 per share nor more than $11.93 per share. To be effective, any payment related to the exercise of a right must clear prior to the expiration of the offering.

Oversubscription privilege	If you fully exercise your basic subscription privilege, you may also subscribe for additional shares in the event that not all available shares are purchased pursuant to all shareholders’ basic subscription privilege. However, the oversubscription privilege will be offered only for an aggregate number of shares that, when combined with the number of shares purchased pursuant to the shareholders’ basic subscription privilege, does not exceed 783,626 shares. We reserve the right to accept or reject oversubscriptions for any reason.

Limitations on amount purchased	Other than any person or entity that owns, as of the date of this prospectus, more than 5% of our common stock, a person or entity, together with related persons or entities, may not exercise subscription rights (including the oversubscription privilege) to purchase shares of our common stock that, when aggregated with their existing ownership, would result in such person or entity, together with any related persons or entities, owning 5% or more of our issued and outstanding shares of common stock following the offering, or that would otherwise require regulatory approval. In addition, we do not intend to accept any oversubscriptions that we believe may have an unfavorable effect on our ability to preserve our deferred tax asset.

Record date	5:00 p.m., Eastern Standard Time, on November 28, 2016.

Expiration date of offering	5:00 p.m., Eastern Standard Time, on March 17, 2017, unless we extend the offering period for up to 30 days until April 16, 2017.

Use of proceeds	Although the actual amount of proceeds will depend on participation in the offering, if the offering is fully-subscribed, we expect the gross proceeds from the offering to be $9,348,658. We intend to use the proceeds of the offering, after paying our offering expenses, to offset our planned redemption of $10 million of Series A Preferred Stock and repayment of $10.8 million of TPS Debentures. See “USE OF PROCEEDS” on page 34 for more information.

No transfer	The subscription rights are not transferable.

No board recommendation	Our Board of Directors is not making any recommendation to you about whether you should exercise any subscription rights. You are urged to make an independent investment decision about whether to exercise your subscription rights based on your own assessment of our business and the offering. Please see the section of this prospectus entitled “RISK FACTORS” beginning on page 16 for a discussion of some of the risks involved in investing in our common stock.

No revocation	Any exercise of subscription rights is irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your rights. You should not exercise your subscription rights unless you are certain that you wish to purchase shares of common stock at the subscription price.

Material U.S. federal income tax consequences	For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of subscription rights. You should consult your own tax adviser as to your particular tax consequences resulting from the offering. For a detailed discussion, see “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” on page 38.

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Extension, cancellation, and amendment	We have the option to extend the period for exercising your subscription rights, for up to 30 days until April 16, 2017. If we extend the offering period, we will give notice to the subscription agent prior to the expiration of the offering and will issue a press release announcing such extension no later than 9:00 a.m., Eastern Standard Time, on the next business day after the most recently announced expiration date of the offering.

Our Board of Directors may cancel the offering at any time for any reason. In the event that the offering is cancelled, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty. We also reserve the right to amend or modify the terms of the offering, such amendments to include, without limitation, a reduction in the subscription price. If we decide to extend, amend or modify the terms of the offering for any reason, subscriptions received prior to such extension, amendment or modification will remain irrevocable. If an amendment includes a reduction in the subscription price, all excess subscription payments received from you by the subscription agent will be returned promptly, without interest or penalty.

Procedure for exercising rights

To exercise your subscription rights, you must take the following steps:

•     If you are a U.S. registered holder of our shares of common stock, you must deliver payment and a properly completed rights certificate, and any other subscription materials, to the subscription agent before 5:00 p.m., Eastern Standard Time, on March 17, 2017. You may deliver the documents and payments by mail or commercial carrier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

•     If you are a U.S. beneficial owner of shares that are registered in the name of a broker, dealer, custodian bank, or other nominee, you should instruct your broker, dealer, custodian bank, or other nominee to exercise your subscription rights on your behalf and deliver all documents and payments before 5:00 p.m., Eastern Standard Time, on March 17, 2017.

• If you are a foreign shareholder, then you must notify the subscription agent of your desire to exercise your rights before 11:00 a.m., Eastern Standard Time, on March 10, 2017 (i.e., the fifth business day prior to the expiration date), and must establish to the satisfaction of the Company and the subscription agent that such exercise is permitted under applicable law.

Subscription agent	Computershare Inc.

Information Agent	Georgeson LLC, telephone number: (800) 561-2871

Shares outstanding before the offering	6,269,004 shares of common stock as of February 8, 2017.

Shares outstanding after completion of the offering	Assuming that there are no other transactions by us involving shares of our common stock and the full 783,626 shares are subscribed for in the offering or otherwise sold in connection with the offering, we expect that 7,052,630 shares of common stock will be outstanding immediately after completion of the offering.

Risk factors	Shareholders considering exercising their subscription rights should carefully consider the risk factors described in the section of this prospectus entitled “RISK FACTORS” beginning on page 16.

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Fees and expenses	We will pay the fees and expenses relating to the offering. However, if you exercise your subscription rights through your broker, dealer, custodian bank, or other nominee, you will be responsible for paying any fees your nominee may charge you.

Trading symbol	Shares of our common stock are listed on the NASDAQ Global Select Market under the symbol “FUNC”. The last reported sale price of our common stock on the NASDAQ Global Select Market on February 7, 2017 was $14.95.

Questions	If you have any questions regarding completing a rights certificate or submitting payment in the offering, please contact our information agent, Georgeson LLC, at (800) 561-2871. If you have any general questions regarding the offering, the Company, or the Bank, please contact Tonya K. Sturm, our Senior Vice President & Chief Financial Officer, at (301) 533-2390.

RISK FACTORS

An investment in our common stock, including the common stock issued through the rights offering, involves risk. You should consider carefully the risks described below, along with the information discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Commission on March 9, 2016 and amended on January 26, 2017 through the filing of Amendment No. 1 on Form 10-K/A, which is incorporated by reference into this prospectus, and in subsequent periodic filings in which we may update disclosures of such risk factors or add new risk factors, together with all the other information included in this prospectus and in the documents we have incorporated by reference. The occurrence of any of the events described as possible risks could have a material adverse effect on the value of our common stock, including the common stock issued through the rights offering. These risks are not the only ones facing our company. Additional risks not currently known to us or that we currently deem immaterial also may impair our business. See “WHERE TO FIND MORE INFORMATION”.

Risks Related to the Offering

The standby investors’ purchase of shares pursuant to the Standby Purchase Agreements is subject to conditions to closing that could result in such transaction being delayed or not consummated, which could negatively impact our stock price and future business operations.

The purchase of shares by the standby investors is subject to conditions to closing as set forth in the Standby Purchase Agreements, including that we and the standby investors have obtained all required regulatory approval. If any of such conditions to closing are not satisfied or, where permissible, not waived, the standby investors will not participate in the offering. In addition, any of the standby investors may choose to terminate its Standby Purchase Agreement under certain circumstances, including if there is a material adverse change in our financial condition or operations or if the closing of the sales to the standby investors does not occur on or before May 15, 2017. Failure to sell shares to the standby investors could negatively impact our stock price, future business and operations, and financial condition. Any delay in the consummation of such sale, or any uncertainty about the participation of the standby investors, may also adversely affect our stock price, future business, growth, revenue, and results of operations.

The subscription price determined for the offering may not be indicative of the value of our common stock.

Our Board of Directors determined the subscription price after considering a variety of factors and negotiating with the standby investors. You should not consider the subscription price as an indication of value of the Company or our common stock. You should not assume or expect that, after the offering, our shares of common stock will trade at or above the subscription price in any given time period. The market price of our common stock may decline during or after the offering, and you may not be able to sell the underlying shares of our common stock purchased during the offering at a price equal to or greater than the subscription price. The value of our common stock may also be subject to significant fluctuations in response to our future operating results and other factors.

Our Board of Directors is not making any recommendation to you about whether you should exercise any subscription rights. Shareholders who participate in the offering risk the loss of their entire investment.

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The offering may cause the trading price of our common stock to decrease immediately, and this decrease may continue.

The subscription price at which we are selling shares in the offering is less than the recent trading prices of our common stock as reported by the NASDAQ Global Select Market. Additionally, the number of shares we expect to issue if we complete the offering may result in an immediate decrease in the market value of our common stock. If the holders of the shares purchased in this offering choose to sell some or all of those shares, the resulting sales could further depress the market price of our common stock. The last reported sale of our common stock occurred on February 7, 2017, and the closing sales price of our common stock on that date was $14.95 per share.

Your ownership interest may be significantly diluted if you do not exercise your subscription rights in the offering.

To the extent that you do not exercise your basic subscription privilege and shares are purchased by other shareholders in the offering and/or by the standby investors, your proportionate voting interest will be reduced, and the percentage that your original shares represent of our outstanding common stock after the offering may be significantly diluted.

If you do not act promptly and follow the subscription instructions, your exercise of rights will be rejected.

If you desire to purchase shares of our common stock in the offering, you must act promptly to ensure that the subscription agent receives all required forms and payments before the expiration of the offering at 5:00 p.m., Eastern Standard Time, on March 17, 2017. If you own your shares in street name, you must act promptly to ensure that your broker, dealer, custodian bank, or other nominee acts for you and that the subscription agent receives all required forms and payments before the offering expires. We are not responsible if your nominee fails to ensure that the subscription agent receives all required forms and payments before the offering expires. If you fail to complete and sign the rights certificate and other required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to the exercise of your rights before the offering expires, the subscription agent will reject your subscription or accept it only to the extent of the payment received before the offering expires. Neither we nor the subscription agent undertake any responsibility or action to contact you concerning an incomplete or incorrect subscription form or payment, nor are we or they under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

You will not be able to sell the shares of common stock for which you subscribe in the offering until such shares are issued to you.

If you subscribe for shares in the offering by submitting a completed and signed rights certificate with other required subscription forms and payment, we will issue your shares as soon as practicable following the expiration of the offering. If your shares are held by a broker, dealer, custodian bank, or other nominee and you subscribe for shares in the offering, your nominee will be credited with the shares you purchase and your account will be credited by your nominee at such time. Until the shares of common stock for which you subscribe are issued to you, you will not be able to sell your shares. The stock price may decline between the time you decide to sell your shares and the time you are actually able to sell your shares.

Because you cannot revoke the exercise of your subscription rights and the market price of our common stock may decline after you elect to exercise your subscription rights, you could be committed to buying shares above the market price of our common stock.

Your exercise of subscription rights is irrevocable, even if you learn information about us that you consider unfavorable during the offering period subsequent to your exercise and even if the terms of the offering are amended or modified. The market price of our common stock may decline after you elect to exercise your subscription rights. If you exercise your subscription rights and, afterwards, the public trading market price of our common stock decreases below the subscription price, you will have committed to buying shares of our common stock at a price above the prevailing market price and could have an immediate unrealized loss. Our common stock is listed on the NASDAQ Global Select Market under the symbol “FUNC”. The last reported sale of our common stock occurred on February 7, 2017, and the closing sales price of our common stock on that date, as reported by the NASDAQ Global Select Market, was $14.95 per share. The volume weighted average closing sales price of our common stock for the 20 trading day period that included February 7, 2017 was $14.40 per share. Following the exercise of your subscription rights you may not be able to sell your common stock at a price equal to or greater than the subscription price. We will not pay you interest on any funds delivered to the subscription agent pursuant to the exercise of subscription rights.

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Significant sales of our common stock, or the perception that significant sales may occur in the future, could adversely affect the market price for our common stock.

The sale of substantial amounts of our common stock could adversely affect the price of the shares. The availability of shares for future sale, including up to 783,626 shares of our common stock to be issued in the offering, could adversely affect the prevailing market price of our common stock and could cause the market price of our common stock to remain low for a substantial amount of time. In addition, we may grant equity awards under our equity compensation plan, including fully-vested shares of common stock. It is possible that if a significant percentage of such available shares were attempted to be sold within a short period of time, the market for our shares would be adversely affected. It is unclear whether or not the market for our common stock could absorb a large number of attempted sales in a short period of time, regardless of the price at which they might be offered. Even if a substantial number of sales do not occur within a short period of time, the mere existence of this “market overhang” could have a negative impact on the market for our common stock and our ability to raise additional capital.

There is no minimum number of shares that we must sell to complete the offering.

There is no condition in the offering to sell any minimum number or dollar amount of shares. To the extent that shareholders do not purchase significant shares through the exercise of basic subscription privileges or oversubscription privilege, or the Standby Purchase Agreements are terminated, you may be one of only a small number of investors who elect to purchase shares of our common stock.

We may not use the proceeds of the offering for all of the purposes stated in the Use of Proceeds section of this prospectus, and you may not agree with how we ultimately choose to use the proceeds.

We will have broad discretion over the use of the net proceeds of this offering. We currently intend to use the proceeds of the offering, after paying our offering expenses, to offset the effects on our capital position of our planned redemption of $10 million of Series A Preferred Stock and our planned repayment of $10.8 million of TPS Debentures. We intend to consummate the redemption and repayment as soon as is practicable following the offering, but our ability to do so is subject to the approval of the Federal Reserve and our receipt of a cash dividend from the Bank in the amount of approximately $13.0 million. The Federal Reserve has approved the planned redemption and repayment, subject to the condition that we sell at least $7.0 million in common stock in this offering and/or to the standby investors. Because of the other risks attendant to the offering and to the transactions contemplated by the Standby Purchase Agreements, we cannot assure you that we will satisfy the Federal Reserve’s condition. Further, because the Bank’s ability to pay cash dividends is subject to limitations imposed under banking and corporate law, no assurance can be given that the Bank will be able to pay a cash dividend in the amount that we need for these transactions. Accordingly, there can be no assurance that we will consummate, in whole or in part, our planned redemption and repayment following the closing of the offering or the sales to the standby investors. In the event that we do not consummate those transactions, in whole or in part, our management may allocate the proceeds as it deems appropriate, which means that you will be relying on the judgment of our management with regard to the use of the proceeds of the offering. You will not have the opportunity, as part of your investment decision, to influence how the proceeds are to be used.

We may cancel the offering at any time, neither we nor the subscription agent will have any obligation to you except to return your subscription payments.

We may, in our sole discretion, decide not to continue with the offering or cancel the offering at any time. If the offering is cancelled, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

We may not be able to realize the benefit of our net operating loss deferred tax asset.

As of December 31, 2015 and September 30, 2016, we had a total deferred tax asset of $25.4 million and $24.7 million, respectively, an offsetting valuation allowance of $1.8 million for both periods, and a deferred tax liability of $3.8 million and $4.4 million, respectively, for a net deferred tax asset of $19.8 million and $18.5 million, respectively.

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Included in the total deferred tax asset is $2.7 million associated with a federal net operating loss carryforward which we expect to be substantially utilized in the current year. Also included in total deferred tax asset at December 31, 2015 and September 30, 2016 is $1.8 million of state net operating loss carryforwards associated with separate company tax filings of the Corporation. The Company does not expect these net operating loss carryforwards to be utilized and therefore has established a $1.8 million valuation allowance. A deferred tax asset is reduced by a valuation allowance if, based on the weight of the evidence available, it is more likely than not that some portion or all of the total deferred tax asset will not be realized.

Our ability to utilize our net operating loss carryforwards to offset future taxable income may be significantly limited if we experience an “ownership change,” as determined under Section 382 of the Code. If an ownership change were to occur, the limitations imposed by Section 382 of the Code could result in a portion of our net operating loss carryforwards expiring unused, thereby impairing their value. While the complexity of Section 382’s provisions and the limited knowledge any public company has about the ownership of its publicly traded stock make it difficult to determine whether an ownership change has occurred, we currently believe that an ownership change will not occur as a result of the offering.

We have attempted to structure the offering so as to avoid an “ownership change” under Section 382 of the Code. We will not accept a subscription pursuant to the oversubscription privilege if we believe that doing so will have an unfavorable effect on our ability to avoid an “ownership change” or preserve our net operating loss deferred tax asset. We do not believe that the exercise of basic subscription privileges will have any unfavorable effect on our ability to avoid an “ownership change” or preserve our net operating loss deferred tax asset. Notwithstanding this measure, an ownership change may occur, which would limit the amount of the net operating loss carryforwards that we might otherwise be able to utilize.

Risks Relating to Ownership of Our Common Stock

The shares of common stock are not insured.

The shares of our common stock are not deposits and are not insured against loss by the FDIC or any other governmental or private agency.

Our common stock is not heavily traded, and the stock price may fluctuate significantly and may be below the subscription price in the rights offering.

Our common stock is listed on the NASDAQ Global Select Market, but shares are not heavily traded. Securities that are not heavily traded can be more volatile than stock trading in an active public market. Factors such as our financial results, the introduction of new products and services by us or our competitors, publicity regarding the banking industry, and various other factors affecting the banking industry may have a significant impact on the market price of the shares the common stock. Management cannot predict the extent to which an active public market for our common stock will develop or be sustained in the future. Accordingly, you may not be able to sell your shares of our common stock at the volumes, prices, or times that you desire.

The occurrence of any of the risks described in this “RISK FACTORS” section, including any substantial sales of our common stock or perception that such sales might occur, could also have a significant and adverse impact on the market price of our common stock and could cause the price to be below the subscription price.

Our common stock’s inclusion in The NASDAQ Stock Market’s “Tick Size Pilot Program” may limit your ability to sell your shares at the volumes, prices or times that you desire.

Effective October 31, 2016, our common stock was randomly selected by The NASDAQ Stock Market for inclusion in “Test Group 3” of its “Tick Size Pilot Program”. The program will last for two years and imposes wider minimum quoting and/or trading increments, or “tick sizes”, for certain securities with small market capitalization. Specifically, subject to certain exceptions, the minimum quotation price and minimum trading price for securities in Test Group 3, like our common stock, have been widened to $0.05 per share, which means that our common stock must now be quoted in $0.05 minimum increments and must now trade at $0.05 minimum increments. In addition, securities in Test Group 3 are subject to a “trade-at” requirement that prevents price matching by a trading center that is not displaying a protected bid or protected offer, subject to certain exceptions. As a result, brokerage firms are now required to ensure that your orders with respect to shares of our common stock are priced in nickel increments. This means that the “limit” or “stop” prices that you may place on your order can no longer be in pennies and instead must be in increments of $0.05. We cannot predict the impact, if any, of our common stock’s inclusion in this Tick Size Pilot Program. This program could adversely affect the market for our common stock and could limit your ability to sell your shares at the prices, times and/or volumes that you desire.

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The Company has entered into an informal agreement with its federal banking regulator that limits its ability to pay dividends and make other distributions on outstanding securities.

The Company has entered into an informal agreement with the Federal Reserve Bank of Richmond (the “Reserve Bank”) that prohibits the Company, without the Reserve Bank’s prior consent, from paying dividends on outstanding shares of its common stock or shares of its Series A Preferred Stock, making interest payments under its TPS Debentures, or taking any other action that would reduce regulatory capital. As a result, the Company may be prohibited from making a dividend payment or any other distribution with respect to outstanding securities, including the repurchase of stock, at a time or times when applicable banking and corporate laws would otherwise permit such a dividend or distribution. This agreement increases the likelihood that we will realize the other risks discussed below relating to our ability to pay dividends and make other distributions.

The terms of the Series A Preferred Stock may, under certain circumstances, prohibit the Company from paying dividends on and/or repurchasing shares of the Company’s common stock.

As of the date of this prospectus, 20,000 shares of the Series A Preferred Stock were issued and outstanding. The terms of the Series A Preferred Stock prohibit the Company from declaring or paying any dividends or making other distributions on the outstanding shares of its common stock, and from repurchasing, redeeming or otherwise acquiring shares of its common stock, if the Company is in arrears on any quarterly cash dividend due on the Series A Preferred Stock. In 2010, at the request of the Reserve Bank, the Company elected to defer regularly scheduled quarterly dividends on the Series A Preferred Stock. The Company terminated that deferral, with the Reserve Bank’s approval, in May 2014, and it thereafter received approvals to pay all subsequent quarterly dividends through November 2016. Unless and until the Company is advised otherwise by the Reserve Bank, the Company’s ability to make each future quarterly dividend payment due under the Series A Preferred Stock will depend on its receipt of an approval from the Reserve Bank. In addition, it should be noted that the Company’s ability to make future quarterly dividend payments will depend in large part on its receipt of cash dividends from the Bank, and the Bank’s ability to pay dividends is subject to various statutory and regulatory limitations. As a result of these limitations, no assurance can be given that the Company will pay dividends on any of its outstanding securities.

The Company’s ability to pay dividends on its capital securities is also subject to the terms of the outstanding TPS Debentures, which prohibit the Company from paying dividends during an interest deferral period.

The terms of the TPS Debentures require the Company to make quarterly payments of interest to the Trusts, as the holders of the TPS Debentures, although the Company has the right to defer payments of interest for up to 20 consecutive quarterly periods. An election to defer interest payments does not constitute an event of default under the terms of the TPS Debentures. The terms of the TPS Debentures prohibit the Company from declaring or paying any dividends or making other distributions on, or from repurchasing, redeeming or otherwise acquiring, any shares of its common stock or shares of its Series A Preferred Stock if the Company elects to defer quarterly interest payments under the TPS Debentures. In addition, a deferral election will require the Trusts to likewise defer the payment of quarterly dividends on their related trust preferred securities.

In 2010, at the request of the Reserve Bank, the Company elected to defer regularly scheduled quarterly interest payments under the TPS Debentures, and this deferral required the Trusts to defer regular quarterly dividend payments on their trust preferred securities. The Company terminated that deferral, with the Reserve Bank’s approval, in March 2014, and it thereafter received approvals to pay all subsequent quarterly interest payments through December 2016. Unless and until the Company is advised otherwise by the Reserve Bank, the Company’s ability to make each future quarterly interest payment due under the TPS Debentures will depend on its receipt of an approval from the Reserve Bank. As a result, and in light of the fact that the Company relies primarily on cash dividends from the Bank to make interest payments, no assurance can be given that the Company will make regularly-scheduled quarterly interest payments under its TPS Debentures. If the Company were to defer interest payments, then it would be prohibited from paying dividends on its outstanding equity securities until the termination of such termination.

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If the Company fails to make six quarterly dividend payments on the Series A Preferred Stock, then the holders thereof would have the right to elect up to two additional directors to the Company’s Board of Directors.

The terms of the Series A Preferred Stock permit the Company to defer the payment of quarterly dividends, but, in that case, undeclared dividends will continue to accrue and must be paid in full at the time the Company terminates the dividend deferral. The terms provide further that whenever, at any time or times, dividends payable on the outstanding shares of the Series A Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more, whether or not consecutive, the authorized number of directors then constituting the Company’s Board of Directors will automatically be increased by two. Thereafter, holders of the Series A Preferred Stock, together with holders of any outstanding stock having voting rights similar to the Series A Preferred Stock, voting as a single class, will be entitled to fill the vacancies created by the automatic increase by electing up to two additional directors (the “Preferred Stock Directors”) at the next annual meeting (or at a special meeting called for the purpose of electing the Preferred Stock Directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. Currently, the Company does not have any outstanding capital stock with voting rights that are on par with the Series A Preferred Stock.

Applicable banking and Maryland laws impose additional restrictions on the ability of the Company and the Bank to pay dividends and make other distributions on their capital securities, and, in any event, the payment of dividends is at the discretion of the boards of directors of the Company and the Bank.

In the past, the Company has funded dividends on its capital securities using cash received from the Bank, and this will likely be the case for the foreseeable future. No assurance can be given that the Bank will be able to pay dividends to the Corporation for these purposes at times and/or in amounts requested by the Company. Both federal and state laws impose restrictions on the ability of the Bank to pay dividends. Under Maryland law, a state-chartered commercial bank may pay dividends only out of undivided profits or, with the prior approval of the Office of the Maryland Commissioner of Financial Regulation, which we refer to as the “Maryland Commissioner”, from surplus in excess of 100% of required capital stock. If, however, the surplus of a Maryland bank is less than 100% of its required capital stock, cash dividends may not be paid in excess of 90% of net earnings. In addition to these specific restrictions, bank regulatory agencies have the ability to prohibit proposed dividends by a financial institution which would otherwise be permitted under applicable regulations if the regulatory body determines that such distribution would constitute an unsafe or unsound practice. Banks that are considered to be a “troubled institution” are prohibited by federal law from paying dividends altogether. Notwithstanding the foregoing, shareholders must understand that the declaration and payment of dividends and the amounts thereof are at the discretion of the Company’s Board of Directors. Thus, even at times when the Company is not prohibited from paying cash dividends on its capital securities, neither the payment of such dividends nor the amounts thereof can be guaranteed.

The Company’s Articles of Incorporation and Bylaws and Maryland law may discourage a corporate takeover.

The Company’s Amended and Restated Articles of Incorporation, which we refer to as the “Charter”, and its Amended and Restated Bylaws, as amended, which we refer to as the “Bylaws”, contain certain provisions designed to enhance the ability of the Company’s Board of Directors to deal with attempts to acquire control of the Company. First, the Board of Directors is classified into three classes. Directors of each class serve for staggered three-year periods, and no director may be removed except for cause, and then only by the affirmative vote of either a majority of the entire Board of Directors or a majority of the outstanding voting stock. Second, the board has the authority to classify and reclassify unissued shares of stock of any class or series of stock by setting, fixing, eliminating, or altering in any one or more respects the preferences, rights, voting powers, restrictions and qualifications of, dividends on, and redemption, conversion, exchange, and other rights of, such securities. The board could use this authority, along with its authority to authorize the issuance of securities of any class or series, to issue shares having terms favorable to management to a person or persons affiliated with or otherwise friendly to management. In addition, the Bylaws require any shareholder who desires to nominate a director to abide by strict notice requirements.

Maryland law also contains anti-takeover provisions that apply to the Company. The Maryland Business Combination Act generally prohibits, subject to certain limited exceptions, corporations from being involved in any “business combination” (defined as a variety of transactions, including a merger, consolidation, share exchange, asset transfer or issuance or reclassification of equity securities) with any “interested shareholder” for a period of five years following the most recent date on which the interested shareholder became an interested shareholder. An interested shareholder is defined generally as a person who is the beneficial owner of 10% or more of the voting power of the outstanding voting stock of a corporation after the date on which that corporation had 100 or more beneficial owners of its stock or who is an affiliate or associate of that corporation and was the beneficial owner, directly or indirectly, of 10% percent or more of the voting power of the then outstanding stock of that corporation at any time within the two-year period immediately prior to the date in question and after the date on which that corporation had 100 or more beneficial owners of its stock. The Maryland Control Share Acquisition Act applies to acquisitions of “control shares”, which, subject to certain exceptions, are shares the acquisition of which entitle the holder, directly or indirectly, to exercise or direct the exercise of the voting power of shares of stock of a corporation in the election of directors within any of the following ranges of voting power: one-tenth or more, but less than one-third of all voting power; one-third or more, but less than a majority of all voting power or a majority or more of all voting power. Control shares have limited voting rights.

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Although these provisions do not preclude a takeover, they may have the effect of discouraging, delaying or deferring a tender offer or takeover attempt that a shareholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the common stock. Such provisions will also render the removal of the Company’s Board of Directors and of management more difficult and, therefore, may serve to perpetuate current management. These provisions could potentially adversely affect the market prices of the Company’s securities.

THE OFFERING

The Subscription Rights

We are distributing, at no charge, to the record holders of our shares of common stock as of November 28, 2016, non-transferable subscription rights to purchase up to an aggregate of 783,626 shares of our common stock at the subscription price of $11.93 per share. Each eligible holder of record of shares of our common stock will receive one subscription right to purchase 0.125 shares of common stock for each share of common stock owned by such holder as of 5:00 p.m., Eastern Standard Time, on the record date. Each subscription right will entitle the holder to a basic subscription privilege and an oversubscription privilege.

We intend to keep the offering open until March 17, 2017, unless our Board of Directors, in its sole discretion, extends the offering period for up to 30 days until April 16, 2017.

The Subscription Privilege

The basic subscription privilege of each subscription right entitles you to purchase 0.125 shares of our common stock, upon delivery of the required documents and payment of the subscription price, prior to the expiration of the offering, provided that we will not issue fractional shares in the offering. You will receive one subscription right for each share of our common stock you own as of 5:00 p.m., Eastern Standard Time, on the record date. Accordingly, you must own at least eight shares of common stock on the record date to participate and purchase one new share in the offering. You may exercise all or a portion of your basic subscription privilege; however, if you exercise less than your full basic subscription privilege, you will not be entitled to purchase shares under your oversubscription privilege.

As noted above, we will not issue fractional shares of common stock in the offering, which means that holders will be entitled to purchase only a whole number of shares of common stock, rounded down to the nearest whole number that a holder would otherwise be entitled to purchase, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

Oversubscription Privilege

If you purchase all of the shares of our common stock available to you pursuant to your basic subscription privilege, then you may also subscribe to purchase additional shares should they be available after purchases by all shareholders exercising their basic subscription privilege. However, the oversubscription privilege will only be offered for an aggregate number of shares that, when combined with the number of shares purchased pursuant to the shareholders’ basic subscription privilege, does not exceed 783,626 shares. We can provide no assurances that you will actually be able to purchase any shares of common stock upon the exercise of your oversubscription privilege.

To properly exercise your oversubscription privilege, you must deliver the subscription payment related to your oversubscription privilege prior to the expiration of the offering. Because we will not know the total number of unsubscribed shares prior to the expiration of the offering, if you wish to maximize the number of shares you purchase pursuant to your oversubscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock that may be available to you (i.e., assuming you fully exercise your basic subscription privilege and are allotted the full amount of your oversubscription as elected by you).

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If oversubscription requests exceed the number of shares of common stock available for sale after purchases by all shareholders exercising their basic subscription privilege, then we will allocate the available shares of common stock among shareholders who oversubscribed as we deem appropriate. When determining how to allocate such remaining shares, we may give priority to those oversubscription purchasers that we believe will develop future business relationships with us, refer business to us or purchase additional shares of our common stock on the open market after the closing of the offering.

We will credit the account of each rights holder with shares of our common stock purchased pursuant to the exercise of the oversubscription privilege as soon as practicable after the offering has expired.

To the extent the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the oversubscription privilege is less than the amount you actually paid in connection with the exercise of the oversubscription privilege, you will be allocated only the number of unsubscribed shares available to you, and any excess subscription payments received by the subscription agent will be returned to you, without interest or penalty, as soon as practicable. To the extent the amount you actually paid in connection with the exercise of the oversubscription privilege is less than the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the oversubscription privilege, you will be allocated the number of unsubscribed shares for which you actually paid in connection with the oversubscription privilege.

Determination of Subscription Price

In determining the subscription price, our Board of Directors considered a number of factors, including the need to offer the shares at a price that would be attractive to investors relative to the then current trading price of our common stock, the tangible book value of a share of our common stock, historical and current trading prices of our common stock, general conditions in the financial services industry, the need for capital and alternatives available to us for raising capital, potential market conditions, and the desire to provide an opportunity to our shareholders to participate in the offering on a pro rata basis. Because our common stock is not heavily traded and to account for the possibility of wide price fluctuations over a short period of time, our Board of Directors concluded that it would be prudent to base the subscription price on the volume weighted average price at which our common stock trades over a period of several trading days. In conjunction with its review of these factors, our Board of Directors also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, and the outlook for our industry, our current financial condition and regulatory status, and a range of discounts to market value represented by the subscription prices in various other rights offerings. Finally, our Board considered our desire to have a successful offering, which required discussions with the standby investors and a consideration of the prices that would be acceptable to them.

Based on the foregoing, our Board decided to set the subscription price at an amount per share equal to 90% of the volume weighted average closing sales price of our common stock for the 20 trading days immediately preceding the date on which the registration statement of which this prospectus forms a part was declared effective, subject to a minimum subscription price of $9.00 per share and a maximum subscription price of $11.93 per share. The registration statement was declared effective on February 8, 2017, and the volume weighted average closing sales price of our common stock for the 20 trading days immediately preceding that date was $14.40 per share. Accordingly, the subscription price was set at $11.93 per share.

You should not consider the subscription price as an indication of value of the Company or our common stock. You should not assume or expect that, after the offering, our shares of common stock will trade at or above the subscription price in any given time period. The market price of our common stock may decline during or after the offering, and you may not be able to sell the shares of our common stock purchased during the offering at a price equal to or greater than the subscription price. You should obtain a current quote for our common stock before exercising your subscription rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of the offering. The last reported sale of our common stock occurred on February 7, 2017, and the closing sales price of our common stock on that date was $14.95 per share. The volume weighted average closing sales price of the common stock for the 20 trading day period that included February 7, 2017 was $14.40 per share.

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Limitations on Amount You May Purchase

Except for a person or entity that owns, as of the date of this prospectus, more than 5% of our common stock, no person or entity may exercise subscription rights (including the oversubscription privilege) to purchase shares of our common stock that, when aggregated with their existing ownership, would result in such person or entity, together with any of the following persons or entities, owning 5% or more of our issued and outstanding shares of common stock following the offering, or that would require regulatory approval:

•	your immediate family, including your spouse, father, mother, stepfather, stepmother, brother, sister, stepbrother, stepsister, son, daughter, stepson, stepdaughter, grandparent, grandson, granddaughter, father-in-law, mother-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law, and the spouse of any of the foregoing;

•	companies, partnerships, trusts, or other entities in which you are a trustee, have a controlling beneficial interest, or hold a senior management position; or

•	other persons who may be your associates or persons acting in concert with you.

The term “associate” is used above to indicate any of the following relationships with a person:

•	any corporation or organization, other than the company or a subsidiary thereof, of which a person is a senior officer or partner, or beneficially owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization;

•	any trust or other estate, if the person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the estate (although a person who has a substantial beneficial interest in one of our tax-qualified or non-tax-qualified employee plans, or who is a trustee or fiduciary of the plan is not an associate of the plan, and our tax-qualified employee plans are not associates of a person);

•	any person who is related by blood or marriage to such person and who is a director or senior officer of the company or a subsidiary thereof; and/or

•	any person acting in concert with the persons or entities specified above.

A person or entity that acts in concert with another person, entity, or other party shall also be deemed to be acting in concert with any person or entity who is also acting in concert with that other party, except that any tax-qualified employee plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

Any person or entity, together with related persons or entities, that exercises subscription rights (including the oversubscription privilege) to purchase shares of our common stock that, when aggregated with their existing ownership, results in such person or entity, together with any related persons or entities, owning 4% or more of our issued and outstanding shares of common stock following the offering will be required to enter into an agreement prohibiting such person or entity from purchasing additional shares that would result in such person or entity owning more than 5% of our common stock.

In addition, we will not issue shares of common stock pursuant to the exercise of the basic subscription privilege or the oversubscription privilege to any shareholder who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own, or control such shares, or if other regulatory approvals may be required. If we elect not to issue shares in such case, such shares will become available to satisfy any oversubscription by other shareholders pursuant to their oversubscription privilege.

Notwithstanding any other information presented in this prospectus, we do not intend to accept any oversubscriptions that we believe may have an unfavorable effect on our ability to preserve our gross net operating loss deferred tax asset. For more information, see the section of this prospectus entitled “OUR NET OPERATING LOSS DEFERRED TAX ASSET” on page 37.

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Uncertified Delivery of Shares of Common Stock Acquired in the Offering

All shares of our common stock that you purchase in the offering will be issued electronically in book-entry (uncertificated) form. If you are a shareholder of record as of the record date and purchase shares in the offering by submitting a rights certificate, other subscription materials, and payment, we will issue the new shares as soon as practicable after the completion of the offering, and you will receive confirmation from the subscription agent by mail that your shares were electronically issued. If, as of the record date, your shares were held by a custodian bank, broker, dealer, or other nominee, and you participate in the offering, your custodian bank, broker, dealer, or other nominee will be credited with the shares of common stock you purchase in the offering as soon as practicable after the completion of the offering, and your nominee will credit your account with such shares. Until your shares have been issued in book-entry form or your account is credited with such shares, you may not be able to sell your shares.

Reasons for the Offering

We are conducting the offering to offset the anticipated effects on our capital of our planned redemption of $10 million in Series A Preferred Stock and our planned repayment of $10.8 million in TPS Debentures, which we intend to consummate as soon as is practicable following the offering. See the risk factor entitled “We may not use the proceeds of the offering for all of the purposes stated in the Use of Proceeds section of this prospectus” in the “RISK FACTORS” section of this prospectus for information about our ability to consummate the redemption and repayment transactions. Regardless of whether we effect our planned redemption of Series A Preferred Stock and/or repay the TPS Debentures issued to Trust III, we may in the future, if we seek and obtain regulatory approval to do so, use proceeds of the offering to redeem additional outstanding shares of Series A Preferred Stock and/or repay other TPS Debentures issued by one or more of the Trusts.

Our Board of Directors has chosen to raise capital through a rights offering to give our shareholders the opportunity to prevent ownership dilution by acquiring additional shares of common stock in the offering. Our Board of Directors also considered several alternative capital-raising methods prior to concluding that the offering was the best option under the current circumstances. However, our Board of Directors is making no recommendation regarding your exercise of the subscription rights. We cannot assure you that we will not need to seek additional financing or engage in additional capital offerings in the future.

Effect of Offering on Existing Shareholders

The ownership interests and voting interests of the existing shareholders that do not fully exercise their basic subscription privilege may be significantly diluted. For more information, see the discussion below under the heading “Outstanding Shares of Common Stock After the Offering”.

Insider Participation

Certain of our directors and officers have indicated that they intend to participate in the offering, although they are not required to do so. Collectively, we expect our directors and officers, together with their affiliates, to purchase up to approximately 31,413 shares in the offering for an aggregate investment of approximately $375,000. As of the record date, our directors and officers, together with their affiliates, beneficially own approximately 251,379 shares of common stock and are entitled to purchase approximately 31,413 shares in the offering by exercising their respective basic subscription privileges on the same terms and conditions applicable to all shareholders. Following the offering, after exercising their respective basic subscription privileges in full, we expect our directors and officers, together with their affiliates, to own an aggregate of approximately 282,792 shares of common stock, or approximately 4.0% of our total outstanding shares of common stock, if we sell all 783,626 shares offered in the offering.

Although directors and officers will be investing their own money in the offering, our Board of Directors makes no recommendation regarding your exercise of the subscription rights. You are urged to make your decision based on your own assessment of our common stock, our business, and the offering.

Method of Exercising Subscription rights

The exercise of subscription rights is irrevocable and may not be cancelled or modified. You may exercise your subscription rights as follows:

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Subscription by Record Holders

If you are a record holder of our common stock, the number of rights you may exercise pursuant to the basic subscription privilege will be indicated on the rights certificate delivered to you. You may exercise your subscription rights by (i) properly completing and executing the rights certificate and forwarding it to the subscription agent at the address set forth below in this section under the heading “Subscription Agent”, and (ii) delivering your full subscription payment to the subscription agent through the method described below in this section under the heading “Payment Method” and in the subscription materials, each prior to the expiration of the offering.

Subscription by Beneficial Owners

If your shares of common stock are held in the name of a broker, dealer, custodian bank, or other nominee, you are a beneficial owner of our shares of common stock and will not receive a rights certificate. Instead, one subscription right will be issued to the nominee record holder for each share of our common stock that you own as of the record date, and you will receive an instruction form to exercise your subscription rights through the nominee record holder. Each subscription right entitles you to purchase 0.125 shares of our common stock at the subscription price. We will ask your nominee record holder to notify you of the offering. If you are not contacted by your broker, dealer, custodian bank, or other nominee but believe you are entitled to subscription rights, you should promptly contact your broker, dealer, custodian bank, or other nominee in order to subscribe for shares of our common stock in the offering.

If you hold your shares of our common stock in the name of a broker, dealer, custodian bank, or other nominee, your nominee must exercise the subscription rights on your behalf in accordance with your instructions. Your nominee may establish a deadline that may be before the 5:00 p.m., Eastern Standard Time, March 17, 2017 expiration date we have established for the offering, by which you must provide it with your instructions to exercise your subscription rights and pay for your shares. We are not responsible if you do not receive notice from your broker, dealer, custodian bank, or other nominee or if you do not receive notice in time to respond to your nominee by the deadline established by the nominee.

If you have any questions regarding completing a rights certificate or submitting payment in the offering, please contact our information agent, Georgeson LLC at (800) 561-2871. If you have any general questions regarding the offering, the Company, or the Bank, please contact Tonya K. Sturm, our Senior Vice President & Chief Financial Officer, at (301) 533-2390.

If you wish to participate in the offering, you must deliver your payment along with your properly completed and signed rights certificate, and any other subscription materials, to the subscription agent. Payments must be made in full in U.S. dollars for the full number of shares for which you are subscribing by:

•	personal check payable to “Computershare Inc., as Subscription Agent for First United Corporation” drawn upon a U.S. bank; or

•	certified check payable to “Computershare Inc., as Subscription Agent for First United Corporation” drawn upon First United Bank & Trust.

Payments made by check, as described above, should be delivered to Computershare Trust Company, N.A., the subscription agent, as follows:

If by registered, certified, express mail, or overnight courier, to:

Computershare Trust Company, N.A..

c/o Voluntary Corporate Actions

250 Royall Street, Suite V

Canton, MA 02021

If by First Class mail, to:

Computershare Trust Company, N.A.

c/o Voluntary Corporate Actions

PO Box 43011

Providence, RI 02940-3011

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Payment received after the expiration of the offering will not be honored, and the subscription agent will return your payment to you, without interest or penalty, as soon as practicable. The subscription agent will be deemed to receive payment upon:

•	receipt by the subscription agent and clearance of a personal check drawn upon a U.S. bank;
•	receipt by the subscription agent of a certified check drawn upon First United Bank & Trust; or
•	receipt of collected funds in the subscription agent’s escrow account.

Please note that funds paid by personal check may take seven or more business days to clear. Accordingly, if you wish to pay by means of a personal check, we urge you to make payment sufficiently in advance of the expiration date to ensure that the subscription agent receives cleared funds before that time. We also urge you to consider payment by means of a certified check drawn upon First United Bank & Trust in order to expedite the receipt of your payment.

You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO THE COMPANY OR THE BANK. We are not responsible for subscription materials sent directly to our offices. We will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount. The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment prior to the expiration of the offering.

Medallion Guarantee May Be Required

Your signature on each rights certificate must be guaranteed by an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act, subject to any standards and procedures adopted by the subscription agent, unless:

•	your subscription rights certificate provides that shares are to be issued to you as record holder of those subscription rights, as imprinted on the face of the rights certificate; or
•	you are an eligible institution.

You can obtain a signature guarantee from a financial institution, such as a commercial bank, savings and loan association, brokerage firm, or credit union that participates in one of the Medallion signature guarantee programs. The three Medallion signature guarantee programs are the following:

•	Securities Transfer Agents Medallion Program, or STAMP;
•	Stock Exchanges Medallion Program, or SEMP; and
•	New York Stock Exchange Medallion Signature Program, or MSP, whose participants include NYSE member firms.

If a financial institution is not a member of a recognized Medallion signature guarantee program, it would not be able to provide signature guarantees. Also, if you are not a customer of a participating financial institution, it is likely the financial institution will not guarantee your signature. Therefore, the best source of a Medallion Guarantee would be a bank, savings and loan association, brokerage firm, or credit union with which you do business. The participating financial institution will use a Medallion imprint or stamp to guarantee the signature, indicating that the financial institution is a member of a Medallion signature guarantee program and is an acceptable signature guarantor.

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Subscription Agent

The subscription agent for this offering is Computershare Inc.. Subscription documents and rights certificates should be delivered to Computershare Trust Company, N.A. as follows:

If by registered, certified, express mail, or overnight courier, to:

Computershare Trust Company, N.A. .

c/o Voluntary Corporate Actions

250 Royall Street, Suite V

Canton, MA 02021

If by First Class mail, to:

Computershare Trust Company, N.A .

c/o Voluntary Corporate Actions

PO Box 43011

Providence, RI 02940-3011

You are solely responsible for completing delivery to the subscription agent of your subscription materials. The subscription materials are to be received by the subscription agent on or prior to 5:00 p.m., Eastern Standard Time, on March 17, 2017. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent. If you deliver subscription materials in a manner different from those described in this prospectus, we may not honor the exercise of your subscription rights.

Missing or Incomplete Subscription Information

If you do not indicate the number of subscription rights being exercised, or the subscription agent does not receive the full subscription payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised the maximum number of subscription rights that may be exercised with the aggregate subscription payment you delivered to the subscription agent. If the subscription agent does not apply your full subscription payment to your purchase of our shares of common stock, any excess subscription payment received by the subscription agent will be returned promptly, without interest or penalty.

Expiration Date, Extensions

The period during which you may exercise your subscription rights expires at 5:00 p.m., Eastern Standard Time, on March 17, 2017, which is the expiration of the offering period. If you do not exercise your subscription rights prior to that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares of common stock to you if the subscription agent receives your rights certificate and subscription payment after that time, regardless of when the rights certificate and subscription payment were sent by you. We have the option to extend the offering period for up to 30 days until April 16, 2017, although we do not presently intend to do so. We may extend the offering period by giving oral or written notice to the subscription agent prior to the expiration of the offering period. If we elect to extend the offering period, we will issue a press release announcing such extension no later than 9:00 a.m., Eastern Standard Time, on the next business day after the most recently announced expiration date of the offering.

Amendment or Cancellation

We reserve the right to amend or cancel the offering at any time and for any reason. An amendment or modification could include, for example, a reduction in the subscription price. If we decide to amend or modify the terms of the offering for any reason, subscriptions received prior to such amendment or modification will remain irrevocable. If an amendment includes a reduction in the subscription price, however, all excess subscription payments received from you by the subscription agent will be returned promptly, without interest or penalty. We may cancel the offering, in whole or in part, if at any time before completion of the offering there is any judgment, order, decree, injunction, statute, law, or regulation entered, enacted, amended, or held to be applicable to the offering that in the sole judgment of our Board of Directors would or might make the offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the offering. We may waive any of these conditions and choose to proceed with the offering even if one or more of these events occur. If we cancel the offering, we will issue a press release notifying shareholders of the cancellation and all subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

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Foreign Shareholders

We will not mail rights certificates to shareholders on the record date whose addresses are outside the United States. Instead, we will have the subscription agent hold the rights certificates for those holders’ accounts. To exercise their rights, foreign holders must notify the subscription agent before 11:00 a.m., Eastern Standard Time, on the fifth (5th) business day prior to the expiration date, and must establish to the satisfaction of the Company and the subscription agent that such exercise is permitted under applicable law. If a foreign holder does not notify and provide acceptable instructions to the subscription agent by such time (and if no contrary instructions have been received), such foreign holder will be deemed to have forfeited its right to participate in the offering. The subscription agent contact information for this purpose is: Computershare Trust Company, N.A Attn: Corporate Actions; First United Corporation, 250 Royall Street, Suite V, Canton, MA 02021.

Regulatory Limitation

We will not be required to issue shares of our common stock to you pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities, including gaming regulators, to own or control such shares and if, at the expiration time, you have not obtained such clearance or approval.

Compliance with State Regulations Pertaining to the Rights Offering

We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so. We will not sell or accept an offer to purchase shares of our common stock from you if you are a resident of any state or other jurisdiction in which the sale or offer of the rights would be unlawful. We may delay the commencement of the rights offering in certain states or other jurisdictions in order to comply with the laws of those states or other jurisdictions. However, we may decide, in our sole discretion, not to modify the terms of the rights offering as may be requested by certain states or other jurisdictions. If that happens and you are a resident of the state or jurisdiction that requests the modification, you will not be eligible to participate in the rights offering. We do not expect that there will be any changes in the terms of the rights offering.

Fees and Expenses

We will pay all fees charged by and expenses of the subscription agent and the information agent. If you exercise your subscription rights through your broker, dealer, custodian bank, or other nominee, then you will be responsible for paying any fees that your nominee may charge you.

Notice to Nominees

If you are a broker, dealer, custodian bank, or other nominee that holds shares of our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should submit subscription information and payment for shares. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification” which is provided with your offering materials.

Procedures for The Depository Trust & Clearing Corporation Participants

We expect that subscription rights may be exercised through the facilities of DTC. If your subscription rights are held of record through DTC, you may exercise your subscription rights for each beneficial holder by instructing DTC, or having your broker instruct DTC, to transfer your subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights you are exercising and the exercise price.

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No Transfer of Subscription Rights

You may not sell, or otherwise transfer, your subscription rights. We are not applying for listing or quotation of the subscription rights on any exchange or dealer quotation system.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional, or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscription before the subscription period expires, unless waived by us in our sole discretion. Neither we nor the subscription agent shall be under any duty to notify you or your representative of defects in your subscription. A subscription will be considered accepted, subject to our right to cancel the offering, only when a properly completed and duly executed rights certificate and any other required documents and the full subscription payment have been received by the subscription agent. Our interpretations of the terms and conditions of the offering will be final and binding.

Return of Funds

The subscription agent will hold funds received in payment for shares of our common stock in a segregated account pending completion of the offering. Such funds will be held in escrow until the offering is completed or is cancelled. If the offering is cancelled for any reason, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

Shareholder Rights

You will have no rights as a holder of our shares of common stock that you purchase in the offering until such shares of common stock are issued to you or until your account at your record holder is credited with shares of common stock purchased in the offering.

No Revocation or Change

Once you submit the form of rights certificate to exercise any subscription rights, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you later learn information about us that you consider to be unfavorable. If we decide to extend, amend or modify the terms of the offering for any reason, subscriptions received prior to such extension, amendment or modification will remain irrevocable. You should not exercise your subscription rights unless you are certain that you wish to purchase shares of common stock at the subscription price of $11.93 per share.

Material U.S. Federal Income Tax Consequences

For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of subscription rights. For a more detailed discussion, see the section titled “Material U.S. Federal Income Tax Consequences” in this prospectus.

No Recommendation to Rights Holders

Our Board of Directors is not making a recommendation regarding your exercise of the subscription rights. Shareholders who exercise subscription rights risk investment loss on money invested. The market price of our common stock may decline to a price that is less than the subscription price and, if you purchase shares at the subscription price, you may not be able to sell the shares in the future at the same price or a higher price. You should make your decision based on your assessment of our business and financial condition, our prospects for the future, and the terms of the offering. Please see the section entitled “RISK FACTORS” in this prospectus for a discussion of some of the risks involved in investing in our common stock.

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Trading Symbol

Our common stock is listed on the NASDAQ Global Select Market under the symbol “FUNC”. We urge you to obtain a current market price for the shares of our common stock before making any determination with respect to the exercise of your rights.

Outstanding Shares of Common Stock After the Offering

As of February 8, 2017, 6,269,004 shares of our common stock were issued and outstanding. Assuming that there are no other transactions by us involving shares of our common stock and all 783,626 shares of our common stock are subscribed for in the offering, we expect 7,052,630 shares of common stock to be outstanding immediately after completion of the offering. As a result of the offering, the ownership interests and voting interests of the existing shareholders that do not fully exercise their basic subscription privilege will be diluted.

Questions

If you have any questions regarding completing a rights certificate or submitting payment in the offering, please contact our information agent, Georgeson LLC, at (800) 561-2871. If you have any general questions regarding the offering, the Company, or the Bank, please contact Tonya K. Sturm, our Senior Vice President & Chief Financial Officer, at (301) 533-2390.

THE STANDBY PURCHASE AGREEMENTS

To facilitate the offering, we have entered into Standby Purchase Agreements with the Castle Creek Funds and the Second Curve Funds, each of which has represented to us that it is an “accredited investor” as defined in the Commission’s Regulation D.

Background of the Standby Purchase Agreements

After considering the effects on shareholder value, our plans, the Bank’s long-term viability, regulatory burdens and restrictions, our desire to raise capital in an efficient manner, and alternative transactions with other potential investors, we decided that pursuing a transaction with the standby investors that would support this offering was in the best interests of the Company and its shareholders. Thereafter, the standby investors and their agents were given the opportunity to conduct a detailed due diligence review of the Company. We and the standby investors then negotiated the Standby Purchase Agreements, including the formula to be used to set the subscription price. We entered into the Standby Purchase Agreements on November 7, 2016.

Terms of the Standby Purchase Agreements

The terms of the Standby Purchase Agreements apply only to the standby investors and the Company. Rights holders who participate in the offering are not parties to the Standby Purchase Agreements, and they do not receive any rights pursuant to those agreements.

The Castle Creek Funds have agreed, subject to there being sufficient shares available after purchases by shareholders in the offering, to purchase from us, at the subscription price, the lesser of (a) up to an aggregate of $5.0 million in shares of our common stock that are not purchased by shareholders in the offering and (b) the maximum number of shares that they may purchase without causing an “ownership change” under Section 382(g) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”.

The Second Curve Funds, which own an aggregate of 131,614 shares of our common stock as of the record date, have committed to purchase up to $2.0 million in shares of our common stock through a combination of the exercise of their basic subscription privilege in the offering and, subject to there being sufficient shares available after purchases by shareholders in the offering, pursuant to the offer and sale contemplated by their Standby Purchase Agreements, provided that they will not purchase shares to the extent it would cause an “ownership change” under Section 382(g) of the Code. If the Second Curve Funds were to exercise their basic subscription privilege in full, then they would purchase an aggregate of 16,451 shares of our common stock in the offering for an aggregate subscription price of $196,260.43 and, subject to there being sufficient shares available after purchases by shareholders in the offering and to the Section 382(g) limitation, an aggregate of 151,193 shares of our common stock under their Standby Purchase Agreements for an aggregate purchase price of $1,803,732.49.

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We will not know the aggregate amount of common stock to be sold to the standby investors until the completion of the offering. The consummation of the sale of our common stock to the standby investors is conditioned on the completion of the offering and upon the number of unsubscribed shares available. The chart below presents different scenarios that may occur depending on the number of rights (including the associated oversubscription privilege) that are exercised by shareholders and the number of shares purchased by the standby investors under the Standby Purchase Agreements. The chart below presents the standby investors’ ownership if the basic subscription privilege is exercised with respect to 0%, 25%, 50% and 100% of the subscription rights held by shareholders.

	0% of Basic Subscriptions Exercised	25% of Basic Subscriptions Exercised	50% of Basic Subscriptions Exercised	100% of Basic Subscriptions Exercised
Shares sold pursuant to the rights	0	195,906	391,813	783,626
Shares purchased by Castle Creek Funds in standby offering	419,111	419,111	240,620	0
Shares purchased by Second Curve Funds in standby offering	167,644	151,193	151,193	0
Total shares issued in offering	586,755	766,210	783,626	783,626
Total shares outstanding after offering	6,855,759	7,035,214	7,052,630	7,052,630
Percentage ownership of Castle Creek Funds after closing of offering	6.1%	6.0%	3.4%	0%
Percentage ownership of Second Curve Funds after closing of offering	4.4%	4.3%	4.2%	2.1%

Conditions to Closing

The obligations of the Company and the standby investors to consummate the transactions contemplated by the Standby Purchase Agreements are subject to fulfillment of the following conditions:

•	The Company and the standby investors must have obtained all federal, state and other regulatory approvals required in connection with the transactions;

•	The Company must have received a letter from an independent accounting firm to the effect that, among other things, the transactions contemplated by the Standby Purchase Agreements will not cause the Company to undergo an “ownership change” for purposes of Section 382 of the Code;

•	No judgment, injunction, decree, regulatory proceeding or other legal restraint prohibits, or has the effect of rendering unachievable, the consummation of the offering or the material transactions contemplated by the Standby Purchase Agreements;

•	No stop order suspending the effectiveness of the registration statement of which this prospectus forms a part, or any part thereof, has been issued and no proceeding for that purpose has been initiated or threatened by the Commission; and any request of the Commission for inclusion of additional information in the registration statement or otherwise shall have been complied with;

•	The SEC shall have not suspended trading in our common stock, and the NASDAQ Global Select Market shall not have suspended trading in securities generally on The NASDAQ Global Select Market;

•	The shares to be sold in the offering and to the standby investors shall have been authorized for listing on The NASDAQ Global Select Market (or such other exchange or market as our common stock is then listed); and

•	The rights offering shall have occurred.

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The obligations of the Company to consummate the transactions contemplated by the Standby Purchase Agreements are further subject to the conditions that the representations and warranties of the standby investors set forth in their Standby Purchase Agreements are true and correct in all material respects and that the standby investors must have performed all of their respective obligations under the Standby Purchase Agreements.

The obligations of the standby investors to consummate the transactions contemplated by the Standby Purchase Agreements are further subject to the conditions that our representations and warranties set forth in the Standby Purchase Agreements are true and correct in all material respects and that we must have performed all of our obligations under the Standby Purchase Agreements.

Termination Provisions

A Standby Purchase Agreement may be terminated under the following circumstances:

•	By the standby investor at any time prior to the sale of shares to the standby investor, by written notice to us, if (i) we experience a “Material Adverse Effect” (as defined in the Standby Purchase Agreement) or (ii) a “Market Adverse Effect” (as defined in the Standby Purchase Agreement) has occurred that, in either case, is not cured within 21 days after the occurrence, but the right to terminate the Standby Purchase Agreement on such account will expire seven days after the expiration of the applicable cure period;

•	By us at any time prior to the closing of the sales contemplated by the Standby Purchase Agreements if we withdraw or terminate the offering because we determine that the consummation of the offering is not in the best interests of us and our shareholders.

•	By us, on the one hand, or a standby investor, on the other hand, at any time prior to the closing of the sale of shares to the standby investor if the other party has materially breached the Standby Purchase Agreement and that breach remains uncured for 15 days after the non-breaching party has delivered written notice of the breach to the breaching party;

•	By us or a standby investor if the transactions contemplated by the Standby Purchase Agreements have not occurred prior to May 15, 2017; or

•	By us or a standby investor if we determine that the transactions contemplated by the Standby Purchase Agreements are prohibited by law.

Expenses

Each of the Standby Purchase Agreements provides that we and the standby investor will pay our own expenses associated with the transactions contemplated by the Standby Purchase Agreement, except that we will be obligated to pay the reasonable actual out-of-pocket expenses of each standby investor, up to $25,000 per standby investor, if we terminate the Standby Purchase Agreements because we decide to terminate the offering.

Resale Registration

In the Standby Purchase Agreements, we agreed to file, within 90 days of the closing of the standby offering, a registration statement under the Securities Act to register the resale of the shares purchased by the standby investors, to use commercially reasonable efforts to cause that resale registration statement to be declared effective by the Commission as soon as is practicable, and to maintain a current prospectus with respect to those shares until the earlier of the date on which (i) the standby investors sell or otherwise dispose of their shares, (ii) the shares may be sold by the standby investors pursuant to Rule 144 under the Securities Act and (iii) the shares are no longer issued and outstanding. We have agreed to pay the expenses associated with the resale registration statement. We agreed to enter into a customary registration rights agreement with the standby investors if we fail to comply with the foregoing registration requirements.

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Indemnification

The Standby Purchase Agreements require us, subject to certain customary exceptions , to indemnify and hold harmless each standby investor and its affiliated persons against all “Losses” (as defined in the Standby Purchase Agreement) to which they may become subject under the Securities Act or otherwise insofar as such Losses arise out of or are based upon, arising out of, or resulting from the Standby Purchase Agreement and its subject matter. Each standby investor agreed, subject to certain customary exceptions, to indemnify and hold harmless the Company and its affiliated persons against any Losses to which they may become subject as a result of any untrue statement or a material fact or any omission of any material fact required to be stated in this prospectus or the resale registration statement, its related prospectus and/or any related marketing material, or necessary to make the statements therein not misleading to the extent, but only to the extent, that such untrue statement or omission is contained in any information furnished in writing to the Company by such standby investor specifically for inclusion in those documents or materials.

USE OF PROCEEDS

The proceeds to us from the offering will depend on the number of subscription rights that are exercised by shareholders and the number of shares purchased by the standby investors pursuant to the Standby Purchase Agreement. We estimate that the gross proceeds of the offering to us, before expenses, will be $9,348,658, assuming that the offering is fully-subscribed. The following table sets forth the calculation of our net proceeds from the offering. Because we have not conditioned the offering on the sale of a minimum number of shares, we are presenting this information assuming the basic subscription privilege is exercised with respect to 0%, 25%, 50% and 100% of the subscription rights held by shareholders.

	0% of Basic Subscriptions Exercised	25% of Basic Subscriptions Exercised	50% of Basic Subscriptions Exercised	100% of Basic Subscriptions Exercised

Shares sold pursuant to the basic subscription privilege	0	195,906	391,813	783,626
Shares purchased by standby investors in the standby offering	586,755	570,304	391,813	0
Gross offering proceeds	$6,999,987	$9,140,885	$9,348,658	$9,348,658
Other offering expenses	(146,084)	(146,084)	(146,084)	(146,084)
Net proceeds (expenses) to us	$6,853,903	$8,994,801	$9,202,574	$9,202,574

We intend to use the proceeds of the offering, after paying our offering expenses, to offset the effects of our planned redemption of $10 million of Series A Preferred Stock and our planned repayment of $10.8 million of TPS Debentures. We intend to consummate the redemption and repayment as soon as is practicable following the offering, but our ability to do so is subject to the approval of the Federal Reserve and our receipt of a cash dividend from the Bank in the amount of approximately $13.0 million. The Federal Reserve has approved the planned redemption and repayment, subject to the condition that we sell at least $7.0 million in common stock in this offering and/or to the standby investors. As noted elsewhere in this prospectus, the Bank’s ability to pay cash dividends is subject to limitations imposed by banking and corporate law. Accordingly, there can be no assurance that we will consummate our planned redemption and repayment. In the event that we do not do so, in whole or in part, we intend to use the proceeds of the offering, after paying our offering expenses, to bolster the capital positions of the Company and the Bank and for general working capital purposes. Regardless of whether we effect our planned redemption of Series A Preferred Stock and/or repay the TPS Debentures issued to Trust III, we may in the future, if we seek and obtain regulatory approval to do so, use proceeds from this offering to redeem additional outstanding shares of Series A Preferred Stock and/or repay other TPS Debentures issued by one or more of the Trusts.

The holders of the Series A Preferred Stock are entitled to receive, if and when declared by the Board of Directors, out of assets legally available for payment, cumulative cash dividends at a rate per annum of 9% per share of Series A Preferred Stock on a liquidation amount of $1,000 per share with respect to each dividend period. The terms of the Series A Preferred Stock call for the payment, if declared by the Company’s Board of Directors, of cash dividends on February 15th, May 15th, August 15th and November 15th of each year.

The TPS Debentures issued to Trust III mature in 2040, but are redeemable five years after issue and bear interest at the rate of 9.875% per annum, compounded quarterly, which is payable quarterly on March 15th, June 15th, September 15th and December 15th of each year, subject to our right to defer interest payments for up to 20 consecutive quarters.

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CAPITALIZATION

The following table presents our capitalization as of September 30, 2016 (i) on an actual basis, and (ii) on an as-adjusted basis to give effect to the sale of shares of common stock to rights holders in this offering and, to the extent not purchased by rights holders, to the standby investors at a subscription price of $11.93 per share, for net expenses of $146,084 and net proceeds of $9.2 million, as set forth under “Use of Proceeds.”

The following data should be read in conjunction with the section entitled “USE OF PROCEEDS” and the financial information incorporated by reference in this prospectus, including our historical financial statements and related notes.

	September 30, 2016 (dollars in thousands except per share data)
	Actual	Pro Forma
Shareholders’ Equity
Preferred stock, no par value; $1,000 liquidation preference; 2,000,000 shares authorized; 20,000 shares issued and outstanding	$20,000	$20,000
Common stock, $.01 par value; 25,000,000 shares authorized; 6,269,004 shares issued and outstanding (actual); and 7,052,630 shares issued and outstanding (pro forma)	63	71
Additional paid-in capital	22,130	31,325
Retained earnings (deficit)	91,951	91,951
Accumulated other comprehensive income (loss)	(19,376)	(19,376)
Total shareholders’ equity	$114,768	$123,971

Consolidated Capital Ratios
Total capital to risk-weighted assets	16.83%	17.79%
Tier 1 capital to risk-weighted assets	14.67%	15.87%
Tier 1 capital to average assets	10.85%	11.58%
Tier 1 common equity to risk weighted assets	10.66%	11.75%

The following table presents our capitalization as of September 30, 2016 (i) on an actual basis, and (ii) on an as-adjusted basis to give effect to the sale of shares of common stock to rights holders in this offering and, to the extent not purchased by rights holders, to the standby investors at a subscription price of $11.93 per share, our planned redemption of $10 million in Series A Preferred Stock and our planned repayment of $10.8 million of TPS Debentures, for net expenses of $146,084 and net proceeds of $9.2 million, as set forth under “Use of Proceeds.”

	September 30, 2016 (dollars in thousands except per share data)
	Actual	Pro Forma
Shareholders’ Equity
Preferred stock, no par value; $1,000 liquidation preference; 2,000,000 shares authorized; 20,000 shares issued and outstanding	$20,000	$10,000
Common stock, $.01 par value; 25,000,000 shares authorized; 6,269,004 shares issued and outstanding (actual); and 7,052,630 shares issued and outstanding (pro forma)	63	71
Additional paid-in capital	22,130	31,325
Retained earnings (deficit)	91,951	91,951
Accumulated other comprehensive income (loss)	(19,376)	(19,376)
Total shareholders’ equity	$114,768	$113,971

Consolidated Capital Ratios
Total capital to risk-weighted assets	16.83%	15.72%
Tier 1 capital to risk-weighted assets	14.67%	14.49%
Tier 1 capital to average assets	10.85%	11.58%
Tier 1 common equity to risk weighted assets	10.66%	10.74%

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DILUTION

Dilution represents the difference between the amount per share paid by purchasers of common stock in the offering and the tangible common equity per share of common stock immediately after the offering.

The following table presents the tangible common equity of the Company as of September 30, 2016 (i) on an actual basis, and (ii) on an as-adjusted basis to give effect to the sale of all of the offered shares of common stock to rights holders in this offering and, to the extent not purchased by rights holders, to the standby investors at a subscription price of $11.93 per share, for net expenses of $146,084 and net proceeds of $9.2 million, as set forth under “USE OF PROCEEDS”.

	September 30, 2016 (dollars in thousands)
	Actual	Pro Forma
Total equity	$114,768	$123,971
Preferred equity	$20,000	$20,000
Common equity	$94,768	$94,768
Intangibles	$(11,004)	$(11,004)
Net proceeds (expenses) to us	$-	$9,203
Tangible common equity	$83,764	$92,967
Shares of common stock outstanding	6,269,004	7,052,630
Tangible common equity per share	$13.36	$13.18
Offering price per share	-	$11.93
Dilution (accretion) per share	-	$.18

The following table presents the tangible common equity of the Company as of September 30, 2016 (i) on an actual basis, and (ii) on an as-adjusted basis to give effect to the sale of all of the offered shares of common stock to rights holders in this offering and, to the extent not purchased by rights holders, to the standby investors at a subscription price of $11.93 per share, the redemption of $10 million in Series A Preferred Stock and the repayment of $10.8 million of TPS Debentures, for net expenses of $146,084 and net proceeds of $9.2 million, as set forth under “USE OF PROCEEDS”.

	September 30, 2016 (dollars in thousands)
	Actual	Pro Forma
Total equity	$114,768	$113,971
Preferred equity	$20,000	$10,000
Common equity	$94,768	$94,768
Intangibles	$(11,004)	$(11,004)
Net proceeds (expenses) to us	$-	$9,203
Tangible common equity	$83,764	$92,967
Shares of common stock outstanding	6,269,004	7,052,630
Tangible common equity per share	$13.36	$13.18
Offering price per share	-	$11.93
Dilution (accretion) per share	-	$.18

OUR NET OPERATING LOSS DEFERRED TAX ASSET

As of December 31, 2015 and September 30, 2016, we had a total deferred tax asset of $25.4 million and $24.7 million, respectively, an offsetting valuation allowance of $1.8 million for both periods, and a deferred tax liability of $3.8 million and $4.4 million, respectively, for a net deferred tax asset of $19.8 million and $18.5 million, respectively.

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Included in the total deferred tax asset is $2.7 million associated with a federal net operating loss carryforward which we expect to be substantially utilized in the current year. Also included in total deferred tax asset at December 31, 2015 and September 30, 2016 is $1.8 million of state net operating loss carryforwards associated with separate company tax filings of the Corporation. The Company does not expect these net operating loss carryforwards to be utilized and therefore has established a $1.8 million valuation allowance. A deferred tax asset is reduced by a valuation allowance if, based on the weight of the evidence available, it is more likely than not that some portion or all of the total deferred tax asset will not be realized.

Our ability to utilize our net operating loss carryforwards to offset future taxable income may be significantly limited if we experience an “ownership change,” as determined under Section 382 of the Code. Under Section 382 of the Code, an “ownership change” occurs if, over a rolling three-year period, there has been an aggregate increase of 50 percentage points or more in the percentage of our common stock owned by one or more of our “5-percent stockholders” (as determined under the rules of Section 382 of the Code and the related regulations and guidance thereunder). An entity that experiences an ownership change generally will be subject to an annual limitation on its pre-ownership change tax losses and credit carryforwards equal to the equity value of the corporation immediately before the ownership change, multiplied by the long-term, tax-exempt rate posted monthly by the Internal Revenue Service (the “IRS”) (subject to certain adjustments). The annual limitation would be increased each year to the extent that there is an unused limitation in a prior year. The limitation on our ability to utilize our net operating loss carryforwards arising from an ownership change under Section 382 of the Code would depend on the value of our equity at the time of any ownership change.

If an ownership change were to occur, the limitations imposed by Section 382 of the Code could result in a portion of our net operating loss carryforwards expiring unused, thereby impairing their value. While the complexity of Section 382’s provisions and the limited knowledge any public company has about the ownership of its publicly traded stock make it difficult to determine whether an ownership change has occurred, we currently believe that an ownership change will not occur as a result of the offering.

We have attempted to structure the offering so as to avoid an “ownership change” under Section 382 of the Code. We will not accept a subscription pursuant to the oversubscription privilege if we believe that doing so will have an unfavorable effect on our ability to avoid an “ownership change” or preserve our net operating loss deferred tax asset. We do not believe that the exercise of basic subscription privileges will have any unfavorable effect on our ability to avoid an “ownership change” or preserve our net operating loss deferred tax asset.

It is important to note that, notwithstanding this measure, an ownership change may occur, which would limit the amount of the net operating loss carryforwards that we might otherwise be able to utilize.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summary describes the material U.S. federal income tax consequences of the receipt and exercise (or expiration) of the subscription rights, including the basic subscription privilege and the oversubscription privilege, acquired through the offering and owning and disposing of the shares of common stock received upon exercise of the subscription rights. This summary is based upon the Code, Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary is for general information only and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular holder in light of its particular circumstances or to holders that may be subject to special tax rules, including, but not limited to, partnerships or other pass-through entities, banks and other financial institutions, tax-exempt entities, employee stock ownership plans, certain former citizens or residents of the United States, insurance companies, regulated investment companies, real estate investment trusts, dealers in securities or currencies, brokers, traders in securities that have elected to use the mark-to-market method of accounting, persons holding subscription rights or shares of common stock as part of an integrated transaction, including a “straddle,” “hedge,” “constructive sale,” or “conversion transaction,” persons whose functional currency for tax purposes is not the U.S. dollar, persons holding our common stock through a foreign financial account, and persons subject to the alternative minimum tax provisions of the Code.

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This summary applies to you only if you are a U.S. holder (as defined below) and receive your subscription rights in the offering, and you hold your subscription rights or shares of common stock issued to you upon exercise of the subscription rights as capital assets for tax purposes. This summary does not apply to you if you are not a U.S. holder. Non-U.S. holders should consult with their own tax advisors with respect to U.S. federal income tax consequences that may apply to them.

We have not sought, and will not seek, a ruling from the IRS regarding the federal income tax consequences of the offering or the related share issuances. The following summary does not address the tax consequences of the offering or the related share issuance under foreign, state, or local tax laws.

You are a “U.S. holder” if you are a beneficial owner of subscription rights or common stock and you are:

•	An individual who is a citizen or resident of the United States for U.S. federal income tax purposes;
•	A corporation (or other business entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;
•	An estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•	A trust (a) if a court within the United States can exercise primary supervision over its administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) receives the subscription rights or holds the common stock received upon exercise of the subscription rights including, if applicable, the oversubscription privilege, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership is urged to consult its own tax advisor as to the U.S. federal income tax consequences of receiving and exercising the subscription rights and acquiring, holding or disposing of our shares of common stock.

You should consult your own tax advisor with respect to the U.S. federal, state, local, non-U.S., and other tax consequences of the receipt and ownership of the subscription rights acquired in the offering and the ownership of shares of common stock received upon exercise of the subscription rights.

Taxation of Subscription Rights

Receipt of Subscription Rights

Your receipt of subscription rights pursuant to the offering should not be treated as a taxable distribution with respect to your existing shares of common stock for U.S. federal income tax purposes. The discussion below assumes that the receipt of the subscription rights will be treated as a non-taxable distribution.

Tax Basis in the Subscription Rights

If the fair market value of the subscription rights you receive is less than 15% of the fair market value of your existing shares of common stock on the date you receive the subscription rights, the subscription rights will be allocated a zero basis for U.S. federal income tax purposes, unless you elect to allocate your basis in your existing shares of common stock between your existing shares of common stock and the subscription rights in proportion to the relative fair market values of the existing shares of common stock and the subscription rights determined on the date of receipt of the subscription rights. If you choose to allocate basis between your existing shares of common stock and the subscription rights, you must make this election on a statement included with your tax return for the taxable year in which you receive the subscription rights. Such an election is irrevocable.

However, if the fair market value of the subscription rights you receive is 15% or more of the fair market value of your existing shares of common stock on the date you receive the subscription rights, then you must allocate your basis in your existing shares of common stock between your existing shares of common stock and the subscription rights you receive in proportion to their fair market values determined on the date you receive the subscription rights. The fair market value of the subscription rights on the date the subscription rights will be distributed is uncertain. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances.

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Exercise and Expiration of Subscription Rights

Generally, you will not recognize gain or loss on the exercise of a subscription right. If you allow subscription rights received in the offering to expire, you should not recognize any gain or loss for U.S. federal income tax purposes, and you should re-allocate any portion of the tax basis in your existing shares of common stock previously allocated to the subscription rights that have expired to the existing shares of common stock.

Taxation of Shares of Common Stock

Basis and Holding Period

Your tax basis in a new share of common stock acquired when you exercise a subscription right will be equal to your adjusted tax basis in the subscription right, if any, plus the subscription price. The holding period of a share of common stock acquired when you exercise your subscription rights will begin on the date of exercise.

Distributions

Distributions with respect to shares of common stock acquired upon exercise of subscription rights will be taxable as dividend income when actually or constructively received to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Subject to the discussion below concerning the additional 3.8% tax on net investment income, dividends received by non-corporate shareholders of common stock are taxed at the shareholder’s capital gain tax rate (a maximum rate of 20%), provided that the shareholder meets applicable holding period and other requirements. To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of your adjusted tax basis in such shares of common stock and thereafter as capital gain. We currently do not make any cash distributions on our shares of common stock.

Dispositions

If you sell or otherwise dispose of the shares of common stock acquired upon exercise of the subscription rights, you will generally recognize capital gain or loss equal to the difference between the amount realized and your adjusted tax basis in the shares of common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period for the shares of common stock is more than one year. Long-term capital gain of an individual is generally taxed at favorable rates (currently a maximum rate of 20%). Long-term capital gains recognized by corporations are taxable at ordinary corporate tax rates. If you have held your shares of common stock for one year or less, your capital gain or loss will be short-term. Short-term capital gains are taxed at a maximum rate equal to the maximum rate applicable to ordinary income. The deductibility of capital losses is subject to limitations.

Net Investment Income Tax

U.S. shareholders who are individuals, estates, or trusts are subject to a 3.8% tax on net investment income. Net investment income includes, among other things, dividends on and capital gains from the sale or other disposition of stock. More specifically, the 3.8% tax applies to the lesser of (i) “net investment income” and (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by the deductions that are attributable to such income. U.S. shareholders should consult their tax advisors regarding the effect, if any, of the net investment tax on their ownership and disposition of our common stock.

Information Reporting and Backup Withholding

You may be subject to information reporting or backup withholding with respect to dividend payments on, or the gross proceeds from the disposition of, our common stock acquired through the exercise of subscription rights. Backup withholding may apply under certain circumstances if you (i) fail to furnish your social security or other taxpayer identification number (“TIN”), (ii) furnish an incorrect TIN, (iii) fail to report interest or dividends properly, or (iv) fail to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct, that you are not subject to backup withholding, and that you are a U.S. person. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle you to a refund with respect to) your U.S. federal income tax liability, provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions. You are urged to consult your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.

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MARKET PRICE OF COMMON STOCK, DIVIDEND POLICY AND RELATED SHAREHOLDER MATTERS

Market Price of Common Stock

Our common stock trades on the NASDAQ Global Select Market under the symbol “FUNC.” As of February 8, 2017, there were 6,269,004 shares of our common stock issued and outstanding held by approximately 1,509 shareholders of record. On February 7, 2017, the last reported sale price of our common stock was $14.95 per share. The following table shows the high and low sales prices of our common stock during the periods indicated.

	Sales Prices
	High	Low
2014
1st Quarter	$9.00	$7.35
2nd Quarter	9.04	7.54
3rd Quarter	8.95	7.92
4th Quarter	8.75	7.93

2015
1st Quarter	$9.50	$8.21
2nd Quarter	9.46	8.36
3rd Quarter	8.83	8.01
4th Quarter	11.89	7.91

2016
1st Quarter	$11.70	$8.82
2nd Quarter	11.34	9.65
3rd Quarter	12.38	9.58
4th Quarter	16.95	11.06

2017
1st Quarter (through February 7, 2017)	$15.95	$14.15

Dividends

In an effort to preserve its and the Bank’s capital, the Company has not declared a dividend since December 2010. The ability of the Company to declare dividends is limited by federal banking laws and Maryland corporation laws. Subject to these and the terms of its other securities, including the Series A Preferred Stock and the TPS Debentures, the payment of dividends on the shares of common stock and the amounts thereof are at the discretion of the Company’s Board of Directors. Historically, when declared, cash dividends were typically declared on a quarterly basis. When paid, dividends to shareholders have historically been dependent on the ability of the Company’s subsidiaries, especially the Bank, to declare dividends to the Company. Like the Company, the Bank’s ability to declare and pay dividends is subject to limitations imposed by federal and Maryland banking and Maryland corporation laws. A complete discussion of these and other dividend restrictions is contained in the Risk Factors above under the heading, “Risks Relating to Ownership of Our Common Stock”. Accordingly, there can be no assurance that dividends will be declared on the shares of common stock in any future fiscal quarter.

Beneficial Ownership of Common Stock by Principal Shareholders and Management

The following table sets forth information as of December 31, 2016 relating to the beneficial ownership of the Company’s common stock by (i) each person or group known by the Company to beneficially own more than 5.0% of the outstanding shares of common stock; (ii) each of the Company’s directors and named executive officers; and (iii) all directors and executive officers of the Company as a group. Generally, a person “beneficially owns” shares as of a given date if he or she has or shares with others the right to vote those shares or to invest (or dispose of) those shares, or if he or she has the right to acquire such voting or investment rights, within 60 days of such date (such as by exercising stock options or similar rights). The percentages were calculated based on 6,269,004 issued and outstanding shares of common stock as of December 31, 2016, plus, for each named person, any shares that such person may acquire within 60 days of such date. Except as otherwise noted, the address of each person named below is the address of the Company.

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	Common Stock Beneficially Owned		Percent of Outstanding Common Stock
Directors and Named Executive Officers
John F. Barr	9,221		*
Brian R. Boal	3,645		*
M. Kathryn Burkey	33,034	(1)	*
Robert L. Fisher, II	5,751	(2)	*
Robert W. Kurtz	11,221	(3)	*
John W. McCullough	21,293		*
Elaine L. McDonald	25,782	(4)	*
Carissa L. Rodeheaver	6,215	(5)	*
Gary R. Ruddell	11,583	(6)	*
I. Robert Rudy	47,767	(7)	*
Keith R. Sanders	6,862		*
Marisa A. Shockley	4,599		*
Robert G. Stuck	11,121		*
H. Andrew Walls	50,763	(8)	*

Directors and Executive Officers as a group (14 persons)	248,857		4.0%

M3 Partners, L.P.	412,175	(9)	6.6%

Jeffrey L. Gendell	326,024	(10)	5.2%

Total	987,056		15.8%

Notes:

*	Less than 1.0%.
(1)	Includes 247 shares owned by spouse.
(2)	Includes 364 shares of phantom stock held in a deferred compensation plan account (“Phantom Stock”). Each share of Phantom Stock represents a deemed investment of deferred compensation funds in one share of Common Stock and gives the officer the right to receive one share of Common Stock or the cash value thereof following the officer’s separation from service with the Corporation. The officer may transfer the funds held in the plan account into an alternative deemed investment option at any time.
(3)	Includes 3,027 owned jointly with spouse.
(4)	Includes 230 shares held by spouse’s IRA, 5,001 shares held in trust of which Mrs. McDonald is a beneficiary, and 1,000 shares held by grantor trust of which Mrs. McDonald is trustee and beneficiary, which shares are pledged to secure a line of credit.
(5)	Includes 283 shares held jointly with spouse, 17 shares held by spouse for benefit of a minor child, and 790 shares held in a 401(k) plan account.
(6)	Includes 520 shares owned by Ruddell, LLC of which Mr. Ruddell is owner.
(7)	Includes 905 shares owned jointly with spouse, 6,815 shares owned by spouse, 4,229 shares owned by daughters, and 2,000 shares of Phantom Stock in a deferred compensation plan account.
(8)	Includes 14,715 shares owned by Morgantown Printing and Binding, Inc. of which Mr. Walls is owner.
(9)	The information is based on the reporting person’s most recent beneficial ownership reports filed with the SEC, which was a Schedule 13G/A filed on January 29, 2016 by M3 Partners, L.P. (“M3P”), M3 Funds, LLC, M3F, Inc., Jason A. Stock and William C. Waller. All of the reported shares are owned by M3P. M3 Funds, LLC is the general partner of MP3 and M3F, Inc. is MP3’s investment adviser; as a result, each could be deemed to also beneficially own the shares held in the name of MP3. Messrs. Stock and Waller serve as the managers of M3 Funds, LLC and as the managing directors of M3F, Inc.; as a result, each could be deemed to also beneficially own the shares held in the name of MP3. The address of all of the foregoing persons is 10 Exchange Place, Suite 510, Salt Lake City, Utah 84111.
(10)	The information is based on the reporting person’s most recent beneficial ownership reports filed with the SEC, which was a Schedule 13G filed on November 25, 2016 by Tontine Financial Partners, L.P., Tontine Management, L.L.C., Tontine Asset Associates, LLC and Mr. Gendell, with an address at 1 Sound Shore Drive, Suite 304, Greenwich, CT 06830

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DESCRIPTION OF SECURITIES

We are authorized by our Charter to issue up to 27,000,000 shares of capital stock. Of these shares, 25,000,000 shares are classified as common stock, par value $.01 per share, and 2,000,000 shares are classified as preferred stock, having no par value per share, which may be issued in one or more series having such voting powers, designations, preferences and other rights, qualifications, limitations and restrictions as may be fixed by our Board of Directors from time to time. The Board of Directors has designated 30,000 shares of our preferred stock as Fixed Rate Cumulative Perpetual Preferred Stock, Series A.

In addition to the power to issue shares of our authorized preferred stock in one or more series as discussed above, our Charter permits our Board of Directors, without general stockholder approval but subject to the rights of any preferred stock, to classify and reclassify authorized but unissued shares of capital stock of any class or series by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the shares of stock.

Common Stock

As of February 8, 2017, there were 6,269,004 shares of common stock issued and outstanding.

The following is a summary of the general terms of our common stock, including the shares of common stock that may be issued upon exercise of subscription rights. This summary does not purport to be complete in all respects. The full terms of the common stock are set forth in our Charter, our Bylaws and to applicable Maryland laws, including the Maryland General Corporation Law, or the “MGCL”. The Charter, the Bylaws and the other documents that may impact the rights of holders of our common stock are filed with the registration statement that contains this prospectus as Exhibit 3.1(i) through Exhibit 3.2(iii), all of which are also available from us upon request. The following summary does not give effect to provisions of applicable statutory or common law.

General

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Holders of shares of common stock are not entitled to cumulative voting rights in the election of directors. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratable dividends that are declared by our Board of Directors out of funds legally available for such a purpose. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The common stock is not redeemable. All of the outstanding shares of our common stock are fully paid and non-assessable.

The Transfer Agent for the common stock is Computershare Trust Company, N.A.

Dividends and Other Distributions

The declaration of dividends on the common stock is at the discretion of the Board of Directors. We are subject to various bank regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. Our ability to pay dividends to holders of the common stock is largely dependent upon our receipt of dividends from the Bank. Both federal and state laws impose restrictions on the ability of banks to pay dividends. Federal law prohibits the payment of a dividend by an insured depository institution if the depository institution is considered “undercapitalized” or if the payment of the dividend would make the institution “undercapitalized”. Maryland state-chartered banks may pay dividends only out of undivided profits or, with the prior approval of the Maryland Commissioner, from surplus in excess of 100% of required capital stock. If, however, the surplus of a Maryland bank is less than 100% of its required capital stock, then cash dividends may not be paid in excess of 90% of net earnings. In addition to these specific restrictions, bank regulatory agencies have the ability to prohibit a proposed dividend by a financial institution that would otherwise be permitted under applicable law if the regulatory body determines that the payment of the dividend would constitute an unsafe or unsound banking practice.

As a general corporate law matter, the MGCL prohibits us from paying dividends on our capital stock, including the common stock, unless, after giving effect to a proposed dividend, (i) we will be able to pay our debts as they come due in the normal course of business and (ii) our total assets will be greater than our total liabilities plus, unless our Charter permits otherwise, the amount that would be needed, if we were to be dissolved at the time of the dividend, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights on dissolution are superior to those receiving the dividend. Notwithstanding our inability to pay dividends pursuant to item (ii) above, we may nevertheless pay dividends out of (a) our net earnings for the fiscal year in which the distribution is made, (b) our net earnings for the preceding fiscal year, or (c) the sum of our net earnings for the preceding eight fiscal quarters.

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The terms of the Series A Preferred Stock entitle the holders thereof to receive if, as and when declared by our Board of Directors, out of assets legally available for payment, cumulative cash dividends at a rate per annum of 9% per share on a liquidation preference of $1,000 per share of Series A Preferred Stock with respect to each dividend period. Dividends on the Series A Preferred Stock are payable quarterly in arrears on each February 15, May 15, August 15 and November 15. So long as any shares of Series A Preferred Stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, no dividend can be paid or declared on our common stock, other than a dividend payable solely in common stock. We and our subsidiaries also may not purchase, redeem or otherwise acquire for consideration any shares of our common stock unless we have paid in full all accrued dividends on the Series A Preferred Stock for all prior dividend periods, other than:

•	purchases, redemptions or other acquisitions of our common stock in connection with the administration of our employee benefit plans in the ordinary course of business and consistent with past practice (including purchases pursuant to a publicly announced repurchase plan to offset the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation);

•	purchases or other acquisitions by broker-dealer subsidiaries of First United solely for the purpose of market-making, stabilization or customer facilitation transactions in common stock in the ordinary course of its business;

•	purchases or other acquisitions by broker-dealer subsidiaries of First United for resale pursuant to an offering by First United of its stock that is underwritten by the related broker-dealer subsidiary;

•	any dividends or distributions of rights or capital stock that is junior to the Series A Preferred Stock in connection with any shareholders’ rights plan or repurchases of rights pursuant to any shareholders’ rights plan;

•	acquisition of record ownership of any capital stock that is junior to or on par with the Series A Preferred Stock for the beneficial ownership of any other person who is not First United or one of its subsidiaries, including as trustee or custodian; and

•	the exchange or conversion of capital stock that is junior to the Series A Preferred Stock for or into other junior stock or of stock that is on par with the Series A Preferred Stock for or into other parity stock or junior stock but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before January 30, 2009 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.

In addition to the limitations imposed by the terms of the Series A Preferred Stock, the terms of our outstanding debentures issued to the Trusts permit us to defer payments of the interest thereon for up to 20 consecutive quarterly periods. Should we make such a deferral election, we would be prohibited from paying dividends or distributions on, or from repurchasing, redeeming or otherwise acquiring any shares of our capital stock, including the Series A Preferred Stock and the common stock.

Rights Upon Liquidation

In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences, if any, on any outstanding shares of preferred stock. The terms of the Series A Preferred Stock provide that, in such events, holders of Series A Preferred Stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of the Series A Preferred Stock will be entitled to receive the total liquidation amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock.

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Anti-Takeover Provisions under Maryland Law, Our Charter and Our Bylaws

The provisions of Maryland law and our Charter and Bylaws we summarize below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the common stock.

Business Combinations under Maryland Law. The Maryland Business Combination Act generally prohibits corporations from being involved in any “business combination” (defined as a variety of transactions, including a merger, consolidation, share exchange, asset transfer or issuance or reclassification of equity securities) with any “interested shareholder” for a period of five years following the most recent date on which the interested shareholder became an interested shareholder. An interested shareholder is defined generally as a person who is the beneficial owner of 10% or more of the voting power of the outstanding voting stock of the corporation after the date on which the corporation had 100 or more beneficial owners of its stock or who is an affiliate or associate of the corporation and was the beneficial owner, directly or indirectly, of 10% percent or more of the voting power of the then outstanding stock of the corporation at any time within the two-year period immediately prior to the date in question and after the date on which the corporation had 100 or more beneficial owners of its stock.

A business combination that is not prohibited must be recommended by the Board of Directors and approved by the affirmative vote of at least 80% of the votes entitled to be cast by outstanding shares of voting stock of the corporation, voting together as a single voting group and two-thirds of the votes entitled to be cast by holders of voting stock other than voting stock held by the interested shareholder who will (or whose affiliate will) be a party to the business combination or by an affiliate or associate of the interested shareholder, voting together as a single voting group, unless, among other things, the corporation’s shareholders receive a minimum price, as defined in the Maryland Business Combination Act for their shares, in cash or in the same form as paid by the interested shareholder for its shares. These provisions will not apply if the Board of Directors has exempted the transaction in question or the interested shareholder prior to the time that the interested shareholder became an interested shareholder. In addition, the Board of Directors may adopt a resolution approving or exempting specific business combinations, business combinations generally, or generally by type, as to specifically identified or unidentified existing or future shareholders or their affiliates from the business combination provisions of the Maryland Business Combination Act.

Control Share Acquisitions. The Maryland Control Share Acquisition Act generally provides that “control shares” of a corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by the shareholders at a meeting by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares. “Control shares” are shares of stock that, if aggregated with all other shares of stock of the corporation previously acquired by a person or in respect of which that person is entitled to exercise or direct the exercise of voting power, except solely by virtue of a revocable proxy, entitle that person, directly or indirectly, to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors within any of the following ranges of voting power: one-tenth or more, but less than one-third of all voting power; one-third or more, but less than a majority of all voting power or a majority or more of all voting power. “Control share acquisition” means the acquisition, directly or indirectly, of control shares, subject to certain exceptions. If voting rights or control shares acquired in a control share acquisition are not approved at a shareholders’ meeting, then, subject to certain conditions, the issuer may redeem any or all of the control shares for fair value. If voting rights of such control shares are approved at a shareholders’ meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other shareholders may exercise appraisal rights.

Preference Stock Authorization. As noted above under the heading “Capital Stock”, the Charter gives our Board of Directors the authority to, without the approval of the holders of our common stock, issue our authorized preferred stock in one or more series and to classify and reclassify any class or series of our authorized but unissued capital stock. A series of preferred stock and any other shares of capital stock that the Board classifies or reclassifies may possess rights superior to the rights of the holders of our common stock. As a result, this “blank check” stock, while not intended as a defensive measure against takeovers, could be issued quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change of control of the Company or make removal of management more difficult.

Advance Notice Procedure for Director Nominations by Shareholders. Our Bylaws allow shareholders to submit director nominations. For nominations to properly come before the meeting, however, the nominating shareholder must have given timely written notice of the nomination to either the Chairman of the Board or the President of First United. To be timely, a nomination must be given not less than 150 days nor more than 180 days prior to the date of the meeting of shareholders called for the election of directors which, for purposes of this requirement, is deemed to be on the same day and month as the annual meeting of shareholders for the preceding year. The notice must contain the following information to the extent known by the notifying shareholder:

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•	the name and address of each proposed nominee;

•	the principal occupation of each proposed nominee;

•	the number of shares of capital stock of First United owned by each proposed nominee;

•	the name and residence address of the notifying shareholder;

•	the number of shares of capital stock of First United owned by the notifying shareholder;

•	the consent in writing of the proposed nominee as to the proposed nominee’s name being placed in nomination for director; and

•	all information relating to the proposed nominee that would be required to be disclosed by Regulation 14A under the Exchange Act and Exchange Act Rule 14a-11, assuming such provisions would be applicable to the solicitation of proxies for the proposed nominee.

Classified Board; Removal of Directors. Our Charter provides that the members of our Board of Directors are divided into three classes as nearly equal as possible. Each class is elected for a three-year term. At each annual meeting of shareholders, approximately one-third of the members of the Board are elected for a three-year term and the other directors remain in office until their three-year terms expire. Our Charter and Bylaws provide that no director may be removed without cause, which term is defined as a final unappealable felony conviction, unsound mind, adjudication of bankruptcy, or action that causes material injury to First United. Any removal for cause requires either the affirmative vote of the entire Board or the affirmative vote of the holders of at least a majority of the outvoting voting stock of First United. Further, shareholders may attempt to remove a director for cause after service of specific charges, adequate notice and a full opportunity to refute the charges. Thus, control of the Board of Directors cannot be changed in one year without removing the directors for cause as described above; rather, at least two annual meetings must be held before a majority of the members of the Board could be changed. An amendment or repeal of these provisions requires the approval of at least two-thirds of the outstanding voting power of First United entitled to vote on the matter.

Series A Preferred Stock

As of the date of this prospectus, 20,000 shares of the Series A Preferred Stock were issued and outstanding, which were held by nine owners of record. The following is a brief description of the terms of the Series A Preferred Stock. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to our Charter and the Certificate of Designations with respect to the Series A Preferred Stock, which are filed with the registration statement that contains this prospectus as Exhibits 3.1(i) through 3.2(iii), respectively, which are also available from us upon request. The following summary does not give effect to provisions of applicable statutory or common law.

General

Pursuant to the Certificate of Designations that was filed, as part of a Certificate of Notice, with the State Department of Assessments and Taxation of Maryland on January 28, 2009, our Board of Directors designated 30,000 shares of our authorized but unissued preferred stock as Series A Preferred Stock, all of which were issued to the Treasury on January 30, 2009. The Treasury subsequently sold all of its shares of Series A Preferred Stock to third-party investors. On February 15, 2016, we redeemed 10,000 shares of Series A Preferred Stock.

Dividends Payable on Shares of Series A Preferred Stock

Holders of shares of the Series A Preferred Stock are entitled to receive if, as and when declared by our Board of Directors, out of assets legally available for payment, cumulative cash dividends at a rate per annum of 9% per share on a liquidation preference of $1,000 per share of Series A Preferred Stock.

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Dividends are payable quarterly in arrears on each February 15, May 15, August 15 and November 15, each a “dividend payment date”. If any dividend payment date is not a business day, then the next business day will be the dividend payment date for that dividend, and no additional dividends will accrue as a result of the postponement of that dividend payment date. Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable with respect to the Series A Preferred Stock are payable to holders of record of shares of Series A Preferred Stock on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as the Board of Directors or any duly authorized committee of our Board of Directors determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.

If we determine not to pay any dividend or a full dividend with respect to the Series A Preferred Stock, we are required to provide written notice to the holders of shares of Series A Preferred Stock prior to the applicable dividend payment date.

We are subject to various bank regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. Our ability to pay dividends to holders of the Series A Preferred Stock is largely dependent upon our receipt of dividends from the Bank. Both federal and state laws impose restrictions on the ability of the Bank to pay dividends. Federal law prohibits the payment of a dividend by an insured depository institution if the depository institution is considered “undercapitalized” or if the payment of the dividend would make the institution “undercapitalized”. Maryland state-chartered banks may pay dividends only out of undivided profits or, with the prior approval of the Maryland Commissioner, from surplus in excess of 100% of required capital stock. If, however, the surplus of a Maryland bank is less than 100% of its required capital stock, then cash dividends may not be paid in excess of 90% of net earnings. In addition to these specific restrictions, bank regulatory agencies have the ability to prohibit a proposed dividend by a financial institution that would otherwise be permitted under applicable law if the regulatory body determines that the payment of the dividend would constitute an unsafe or unsound banking practice.

As a general corporate law matter, the MGCL prohibits us from paying dividends on our capital stock, including the Series A Preferred Stock, unless, after giving effect to a proposed dividend, (i) we will be able to pay our debts as they come due in the normal course of business and (ii) our total assets will be greater than our total liabilities plus, unless our Charter permits otherwise, the amount that would be needed, if we were to be dissolved at the time of the dividend, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights on dissolution are superior to those receiving the dividend. Currently, we have no outstanding class of capital stock with preferential rights upon dissolution that are superior to the Series A Preferred Stock. Notwithstanding our inability to pay dividends pursuant to item (ii) above, we may nevertheless pay dividends out of (a) our net earnings for the fiscal year in which the distribution is made, (b) our net earnings for the preceding fiscal year, or (c) the sum of our net earnings for the preceding eight fiscal quarters.

As discussed in the risk factor contained in First United Corporation’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2015 entitled “The Corporation’s ability to pay dividends on its capital securities is also subject to the terms of the outstanding TPS Debentures, which prohibit the Corporation from paying dividends during an interest deferral period”, which risk factor is incorporated into this prospectus by reference, the terms of our junior subordinated debentures underlying the trust preferred securities issued by the Trusts permit us to defer payments of the interest due under those debentures for up to 20 consecutive quarterly periods. During a deferral period, however, we are prohibited from paying dividends or making other distributions on, and from repurchasing, redeeming or otherwise acquiring any, shares of the Series A Preferred Stock.

Priority of Dividends

With respect to the payment of dividends and the amounts to be paid upon liquidation, the Series A Preferred Stock will rank:

•	senior to our common stock and all other equity securities designated as junior stock; and

•	at least equally with all other equity securities designated as parity stock with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding-up of the Corporation.

So long as any shares of Series A Preferred Stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, no dividend can be paid or declared on our common stock or other junior stock, other than a dividend payable solely in common stock. We and our subsidiaries also may not purchase, redeem or otherwise acquire for consideration any shares of our common stock or other junior stock unless we have paid in full all accrued dividends on the Series A Preferred Stock for all prior dividend periods, other than:

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•	purchases, redemptions or other acquisitions of our common stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business and consistent with past practice (including purchases pursuant to a publicly announced repurchase plan to offset the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation);

•	purchases or other acquisitions by our broker-dealer subsidiaries solely for the purpose of market-making, stabilization or customer facilitation transactions in junior stock or parity stock in the ordinary course of its business;

•	purchases or other acquisitions by our broker-dealer subsidiaries for resale pursuant to an offering by us of capital stock that is underwritten by the related broker-dealer subsidiary;

•	any dividends or distributions of rights or junior stock in connection with any shareholders’ rights plan or repurchases of rights pursuant to any shareholders’ rights plan;

•	acquisition of record ownership of junior stock or parity stock for the beneficial ownership of any other person other than the Corporation or one of its subsidiaries, including as trustee or custodian; and

•	the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before January 30, 2009 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.

If we repurchase shares of Series A Preferred Stock from a holder other than the initial selling security holder, then we must offer to repurchase a ratable portion of the Series A Preferred Stock then held by the initial selling security holder.

On any dividend payment date for which full dividends are not paid, or declared and funds set aside therefor, on the Series A Preferred Stock and any other parity stock, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date therefor falling within the dividend period and related to the dividend payment date for the Series A Preferred Stock), with respect to the Series A Preferred Stock and any other parity stock will be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.

Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our Board of Directors (or a duly authorized committee of the Board) may be declared and paid on our common stock, any other junior stock and parity stock from time to time out of any funds legally available for such payment, and the Series A Preferred Stock will not be entitled to participate in any such dividend.

Redemption

The Series A Preferred Stock may be redeemed at any time, subject to the approval of the Federal Reserve, in whole or in part, subject to notice as described below.

In any redemption, the redemption price is an amount equal to the per share liquidation amount plus accrued and unpaid dividends to but excluding the date of redemption.

The Series A Preferred Stock will not be subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of Series A Preferred Stock have no right to require the redemption or repurchase of the Series A Preferred Stock. If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares to be redeemed will be selected either pro rata from the holders of record of shares of Series A Preferred Stock in proportion to the number of shares held by those holders or in such other manner as our Board of Directors or a committee thereof may determine to be fair and equitable.

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We will mail notice of any redemption of Series A Preferred Stock by first class mail, postage prepaid, addressed to the holders of record of the shares of Series A Preferred Stock to be redeemed at their respective last addresses appearing on our books. This mailing will be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives the notice, and failure duly to give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any holder of Series A Preferred Stock designated for redemption will not affect the redemption of any other Series A Preferred Stock. Each notice of redemption will set forth the applicable redemption date, the redemption price, the place where shares of Series A Preferred Stock are to be redeemed, and the number of shares of Series A Preferred Stock to be redeemed (and, if less than all shares of Series A Preferred Stock held by the applicable holder, the number of shares to be redeemed from the holder).

Shares of Series A Preferred Stock that are redeemed, repurchased or otherwise acquired by us will revert to authorized but unissued shares of preferred stock.

Liquidation Rights

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Series A Preferred Stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of the Series A Preferred Stock will be entitled to receive the total liquidation amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the Series A Preferred Stock.

If our assets are not sufficient to pay the total liquidation amount in full to all holders of Series A Preferred Stock and all holders of any shares of outstanding parity stock, then the amounts paid to the holders of Series A Preferred Stock and shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of Series A Preferred Stock has been paid in full to all holders of Series A Preferred Stock and shares of parity stock, then the holders of our common stock or any other shares ranking, as to such distribution, junior to the Series A Preferred Stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.

Voting Rights

Except as indicated below or otherwise required by law, the holders of Series A Preferred Stock have no voting rights.

Election of Two Directors upon Non-Payment of Dividends. If the dividends on the Series A Preferred Stock have been deferred for an aggregate of six quarterly dividend periods or more (whether or not consecutive), then the authorized number of directors then constituting our Board of Directors will be increased by two. Holders of Series A Preferred Stock, together with the holders of any outstanding parity stock with like voting rights, voting as a single class, will be entitled to elect the two additional members of our Board of Directors at the next annual meeting (or at a special meeting called for the purpose of electing the preferred stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. The election of any Preferred Stock Director is subject to the qualification that the election would not cause us to violate the corporate governance requirement of the NASDAQ Global Select Market (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors.

Upon the termination of the right of the holders of Series A Preferred Stock and voting parity stock to vote for Preferred Stock Directors, as described above, the Preferred Stock Directors will immediately cease to be qualified as directors, their terms of office shall terminate immediately and the number of our authorized directors will be reduced by the number of Preferred Stock Directors that the holders of Series A Preferred Stock and voting parity stock had been entitled to elect. The holders of a majority of shares of Series A Preferred Stock and voting parity stock, voting as a class, may remove any Preferred Stock Director, with or without cause, and the holders of a majority of the shares Series A Preferred Stock and voting parity stock, voting as a class, may fill any vacancy created by the removal of a Preferred Stock Director. If the office of a Preferred Stock Director becomes vacant for any other reason, then the remaining Preferred Stock Director may choose a successor to fill such vacancy for the remainder of the unexpired term.

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Other Voting Rights. So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by our Charter, the vote or consent of the holders of at least two-thirds of the shares of Series A Preferred Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary to effect or validate:

•	any amendment or alteration of our Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends and/or distribution of assets on our liquidation, dissolution or winding up;

•	any amendment, alteration or repeal of any provision of the Certificate of Designations for the Series A Preferred Stock so as to adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock; or

•	any consummation of a binding share exchange or reclassification involving the Series A Preferred Stock or of our merger or consolidation with another entity, unless the shares of Series A Preferred Stock remain outstanding following any such transaction or, if we are not the surviving entity, are converted into or exchanged for preference securities and such remaining outstanding shares of Series A Preferred Stock or preference securities have rights, references, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the Series A Preferred Stock, taken as a whole.

To the extent of the voting rights of the Series A Preferred Stock, each holder of Series A Preferred Stock will have one vote for each such share on any matter on which holders of Series A Preferred Stock are entitled to vote, including any action by written consent.

The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of Series A Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Series A Preferred Stock to effect the redemption.

PLAN OF DISTRIBUTION

On or about February 15, 2017, we intend to issue subscription rights and distribute the rights certificates and copies of this prospectus to individuals who owned shares of common stock on November 28, 2016. Upon completion of the offering, we intend to issue shares of our common stock directly to those persons who properly exercised their subscription rights prior to the expiration of the offering. We have also entered into the Standby Purchase Agreements with the standby investors pursuant to which they have committed to buy certain shares following the consummation of the offering to the extent that shareholders to not subscribe for all 783,626 shares reserved for issuance in the offering.

The shares are being offered directly by us without the services of an underwriter or selling agent.

Our directors and officers may participate in the solicitation of the exercise of subscription rights for the purchase of common stock. Other trained employees of the Company may assist in the offering in ministerial capacities, providing clerical work in effecting an exercise of subscription rights, or answering questions of a ministerial nature. Our officers, directors, and employees will rely on the safe harbor from broker-dealer registration set forth in Rule 3a4-1 of the Exchange Act. None of our officers, directors, or employees will be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the shares of common stock.

We will pay the fees and out-of-pocket expenses of Computershare Inc., the subscription agent, and Georgeson LLC, the information agent, which are estimated to be approximately $41,000. We have also agreed to indemnify the subscription agent and the information agent for certain losses that they may suffer in connection with the offering.

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If you have any questions regarding completing a rights certificate or submitting payment in the offering, please contact our information agent, Georgeson LLC, at (800) 561-2871. If you have any general questions regarding the offering, the Company or the Bank, please contact Tonya K. Sturm, our Senior Vice President & Chief Financial Officer, at (301) 533-2390.

OTHER INFORMATION ABOUT THE COMPANY

Director Compensation

The following table provides information about compensation paid to or earned by the Company’s directors during 2016 who are not also “named executive officers” (as defined below under the heading, “Remuneration of Executive Officers”). The amounts set forth below include the compensation paid by both the Company and the Bank for service on their respective boards of directors.

DIRECTOR COMPENSATION
Name	Fees earned or paid in cash ($)	Stock Awards ($)(1)	All other compensation ($)(2)	Total ($)
John F. Barr	13,801	20,339		34,140
Brian R. Boal	31,500	10,340		41,840
M. Kathryn Burkey	34,400	10,340	-	44,740
Robert W. Kurtz	31,300	10,340	-	41,640
John W. McCullough	24,901	20,339	-	45,240
Elaine L. McDonald	30,200	10,340	-	40,540
Gary R. Ruddell	28,800	10,340	-	39,140
I. Robert Rudy	29,600	10,340	1,762	41,702
Marisa A. Shockley	20,706	15,334	-	36,040
Robert G. Stuck	30,000	10,340	-	40,340
H. Andrew Walls, III	21,701	20,339	-	42,040

Notes:

(1)	Amounts in this column represent the grant date fair value of fully-vested shares of Common Stock granted in 2016 computed in accordance with Financial Standards Accounting Board Accounting Standards Codification Topic 718.
(2)	Certain directors are required to travel significantly greater distances than others to attend Board and committee meetings. The amounts shown include a travel allowance paid to these Directors, as well as reimbursement for travel expenses related to Director education activities.

The Compensation Committee of the Board of Directors is responsible for evaluating and recommending director compensation to the Board for approval. In evaluating director compensation, the Compensation Committee considers the legal responsibilities that directors owe to the Company and its shareholders in connection with their service on the Board and/or a committee of the Board, and the risks to the directors associated with their service, and reviews the fees and benefits paid to directors of similar institutions in and around the Company’s market areas. The Compensation Committee’s current director compensation arrangement contemplates a mix of cash and equity awards, as discussed below.

For 2016, each director who was not an employee of the Company or the Bank (a “Non-Employee Director”) received a cash retainer of $10,000, a grant under the First United Corporation 2006 Omnibus Equity Compensation Plan (the “Omnibus Plan”) of 1,000 fully-vested shares of common stock, having a grant date fair value of $10,340, and a combined cash fee of $800 for each meeting of the Company’s and/or Bank’s Board of Directors that he or she attended. Directors who served on the Audit Committee, Compensation Committee and/or Nominating Committee of the Company’s Board also received a cash fee of $400 for each committee meeting that they attended, and directors who served on the Asset and Liability Management Committee and the Director’s Risk and Compliance Committee of the Company’s Board also received a cash fee of $300 for each committee meeting that they attended. Effective in September 2016, the Board approved a change to the director’s fee, to $200, for short/call-in or regulatory related meetings of less than two hours. The Chairperson of each of the Audit Committee (Mr. Boal), Compensation Committee (Mrs. Burkey) and Nominating & Governance Committee (Mr. McCullough) received an additional annual cash retainer of $2,500. All directors of the Company also served on the board of directors of the Bank and received cash in the amount of $300 for attending each meeting of a committee of the Bank board on which they served.

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Non-Employee Directors may elect to receive some or all of their cash retainers in shares of common stock. Shares paid in lieu of cash retainers are issued under the Omnibus Plan and the number of shares paid is determined by dividing the portion of the cash retainer to be paid in stock by the mean between the high and low sales price of a share of common stock on the trading day immediately preceding the payment date, as reported on The NASDAQ Stock Market. In2016, each of Messrs. Barr, McCullough and Walls elected to receive 967 shares of common stock, having an aggregate grant date fair value of $9,999, in lieu of that amount of their annual cash retainer, and Mrs. Shockley elected to receive 483 shares of common stock, having an aggregate grant date fair value of $4,994, in lieu of that amount of her cash retainer.

All directors are permitted to participate in the Company’s Amended and Restated Executive and Director Deferred Compensation Plan (the "Deferred Compensation Plan"). The material terms of the Deferred Compensation Plan are discussed below under the heading, "Remuneration of Executive Officers ".

Remuneration of Executive Officers

All of the Company’s executive officers are also executive officers of the Bank. Both the Company and the Bank maintain various compensation plans and arrangements for their respective executive officers, but, where appropriate, most of these plans and arrangements are structured to apply to executive officers of the consolidated group.

The following table sets forth, for each of the last two calendar years (which were also the Company’s last two fiscal years), the total remuneration awarded to, earned by, or paid to (i) the person who served as the Company’s principal executive officer (the “CEO”) during 2016, (ii) the Company’s two most highly compensated executive officers other than the CEO who were serving as such as of December 31, 2016 and whose total compensation (excluding above-market and preferential earnings on nonqualified deferred compensation) exceeded $100,000 during 2016, and (iii) up to two additional individuals for whom disclosure would have been provided pursuant to the foregoing item (ii) had they been serving as executive officers of the Company as of December 31, 2016 (the CEO and such other persons are referred to as the “named executive officers”). For this purpose, the term “executive officer” includes any executive officers of the Bank who performs a policy making function for the Company. The Company has determined that the named executive officers for purposes of this prospectus include Carissa L. Rodeheaver, who has served as Chairman, President and Chief Executive Officer since January 1, 2016, Robert L. Fisher, II, who has served as Senior Vice President and Chief Lending Officer since September 2013, and Keith R. Sanders, who has served as Senior Trust Officer since November 2011 and as Senior Vice President since May 2013. In calendar years 2016 and 2015, executive compensation included annual base salary and income related to certain employee benefit plans, and the table that follows reflects compensation paid by both the Company and the Bank.

Summary Compensation Table
Name and principal position	Year	Salary ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)(2)	Total ($)
Carissa L. Rodeheaver, Chairman and Chief Executive	2016	328,663	-	10,871	339,534
Officer of the Company and the Bank (1)	2015	250,000		9,348	259,348

Robert L. Fisher II, Senior Vice	2016	249,765		46,586	296,351
President, Chief Lending Officer	2015	245,842		45,483	291,325

Keith R. Sanders Senior Vice	2016	182,884		34,943	217,827
President / Senior Trust Officer	2015	180,000		35,300	215,300

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Notes:

(1)	Mrs. Rodeheaver also serves as a director of the Company and of the Bank but does not receive any separate remuneration for such service.
(2)	Amounts include premiums related to bank-owned life insurance policies (see “Split Dollar Life Insurance Arrangements” below), group term life insurance and long term disability insurance available to all employees, matching contributions under the 401(k) Profit Sharing Plan, and, for Messrs. Fisher and Sanders, employer credits to deferred compensation plan accounts maintained pursuant to their SERP Alternative Participation Agreements (see “Deferred Compensation Plans” below). The aggregate dollar value of premiums related to the bank-owned life insurance policies, the group life insurance program and long term disability insurance was as follows: Mrs. Rodeheaver, $1,596 for 2016 and $578 for 2015; Mr. Fisher, $825 for 2016 and $328 for 2015; and Mr. Sanders, $1,162 for 2016 and $518 for 2015. Matching contributions made by the Company for the named executive officers under the 401(k) Profit Sharing Plan were as follows: Mrs. Rodeheaver, $9,275 for 2016 and $8,770 for 2015; Mr. Fisher, $8,753 for 2016 and $8,615 for 2015; and Mr. Sanders, $6,424 for 2016 and $7,782 for 2015. Employer credits under SERP Alternative Participation Agreements were as follows: Mr. Fisher, $37,088 for 2016 and $36,540 for 2015; and Mr. Sanders, $27,358 for 2016 and $27,000 for 2015. In general, these employer credits are not earned, and cannot be paid, unless the officer remains employed with the Company and/or the Bank for two years following the date on which such credit is granted. Although the amounts of the employer credits made on behalf of Messrs. Fisher and Sanders are included in the Summary Compensation Table, none of those credits have yet vested.

Overview of Compensation Philosophy and Objectives

The Compensation Committee of the Company’s Board of Directors is responsible for overseeing and administering the Company’s employee benefit plans and policies, and for annually reviewing and approving all compensation decisions relating to the executive officers, including the named executive officers. The Compensation Committee of the Bank’s Board of Directors has identical responsibilities with respect to executive officers of the Bank. Both Compensation Committees are made of the same directors. The Compensation Committee submits its decisions regarding compensation to the independent Directors of the Board. The Compensation Committee has the authority and resources to obtain, independent of management, advice and assistance from internal and external legal, human resource, accounting or other experts, advisors, or consultants as it deems desirable or appropriate.

The Compensation Committee is composed of at least three Directors who are determined to be “independent directors” as that term is defined by NASDAQ Rule 5605(a)(2). The members of the Compensation Committee are appointed each year by the Board of Directors, after considering the recommendations and views of the CEO. Seven members of the Company’s Board of Directors serve on the Compensation Committee, each of whom is an “independent director”. The Chair of the Compensation Committee reports to the Company’s Board regarding all committee actions.

The Compensation Committee recognizes the importance of balancing the need to attract and retain qualified executive officers with the need to maintain sound principles for the development and administration of compensation and benefit programs. The Compensation Committee has taken steps to enhance the Compensation Committee’s ability to effectively carry out its responsibilities as well as ensure that the Company maintains strong links between executive pay and performance. Examples of procedures and actions that the Compensation Committee utilized in 2016 include:

•	Incorporating executive sessions (without management present) into all Compensation Committee meetings;

•	Using an independent compensation consultant to advise on executive compensation issues;

•	Reviewing elements and amounts of executive compensation paid by competitors, including peer group performance and the impact of such performance on executive compensation;

•	When it deems appropriate, realigning the Company’s compensation structure in light of its peer group reviews;

•	Reviewing and approving annual performance reviews for all executive officers; and

•	Conducting annual reviews of all compensation and incentive plans for appropriate corporate strategic alignment and avoidance of excessive or unnecessary risk-taking by executive officers.

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The Compensation Committee believes that the compensation paid to executive officers should be closely tied to the Company’s performance on both a short-term basis and a long-term basis. Overall, the Compensation Committee believes that a performance-based compensation program can assist the Company in attracting, motivating and retaining the quality executives critical to long-term success. Accordingly, when and to the extent permitted by law, the Compensation Committee generally seeks to structure executive compensation programs so that they are focused on enhancing overall financial performance. Prior to the Company’s 2009 participation in the Troubled Asset Relief Program Capital Purchase Program of the United States Department of the Treasury, this objective was accomplished through the grant of cash award opportunities under the Company’s short-term incentive plan, known as the Executive Pay for Performance Plan (the “EPP Plan”), and the grant of equity award opportunities under the Company’s Long-Term Incentive Compensation Plan (the “LTIP”), which is a sub-plan of the Omnibus Plan.

In setting the CEO’s compensation, the Compensation Committee meets with the CEO to discuss her performance and compensation package. Decisions regarding her package are based upon the Compensation Committee’s independent deliberations and input from the Committee’s compensation consultant, if one is engaged for that purpose. In setting compensation for other executive officers, the Compensation Committee considers the CEO’s recommendations, as well as any requested input and data from the Chief Financial Officer, Human Resources Department and outside consultants and advisors. The Compensation Committee occasionally requests one or more members of senior management to be present at Compensation Committee meetings where executive compensation and corporate or individual performance are discussed and evaluated. Only Compensation Committee members are allowed to vote on decisions regarding executive compensation, and only during its executive sessions.

In addition to reviewing competitive market values, the Compensation Committee also examines the total compensation mix, pay-for-performance relationship, and how all elements, in the aggregate, comprise each executive’s total compensation package. The Compensation Committee also examines all incentive compensation plans at least annually to insure that such plans do not encourage employees to take unnecessary or excessive risks that threaten the Company’s value.

For 2016, executive compensation consisted primarily of base salary, which is targeted to recognize each executive officer’s performance and contributions to success in light of salary standards in the marketplace. To date, based on extensive review and discussion, the Compensation Committee has not recommenced the granting of incentive awards, including those under the EPP or the LTIP.

Employment Arrangements

All of the named executive officers are employed on an at-will basis and are not parties to any written employment agreement with the Company or the Bank.

In addition to base salaries paid in 2016, the named executive officers’ employment arrangements make them eligible to receive benefits under and/or participate in the 401(k) Profit Sharing Plan, the Pension Plan, the Split Dollar Life Insurance arrangements, the Deferred Compensation Plan, and, except for Messrs. Fisher and Sanders, the SERP. Messrs. Fisher and Sanders participate in the SERP Alternative Plan described below. The material terms of these plans and arrangements and the compensation and benefits available thereunder are discussed below. In addition, all executive officers are entitled to employee benefits that the Company makes available to all eligible employees generally, including health, dental and vision insurance, long-term disability insurance, and group term life insurance. Mrs. Rodeheaver and Mr. Fisher are also provided with the use of employer-owned automobiles.

In 2007, the Company adopted a plan that provides for cash payments and employee benefits continuation to executive officers if they experience a separation from service in connection with a change in control of the Company, known as the Change in Control Severance Plan (the “Severance Plan”), and it has entered into change in control severance agreements under the Severance Plan (each, a “Severance Agreement”) with certain executive officers, including Mrs. Rodeheaver and Messrs. Fisher and Sanders.

The Compensation Committee has set the following base salaries for 2017, which are subject to review and adjustment by the Compensation Committee: Mrs. Rodeheaver, $357,000; Mr. Fisher, $249,700 and Mr. Sanders, $185,000.

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401(k) Profit Sharing Plan

In furtherance of the Company’s belief that every employee should have the ability to accrue retirement benefits, the Company adopted the 401(k) Profit Sharing Plan, which is available to all employees, including executive officers. Employees are automatically entered in the plan on the first of the month following completion of 30 days of service to the Company and its subsidiaries. Employees have the opportunity to opt out of participation or change their deferral amounts under the plan at any time. In addition to contributions by participants, the plan contemplates employer matching and the potential of discretionary contributions to the accounts of participants. The Company believes that matching contributions encourage employees to participate and thereby plan for their post-retirement financial future. Beginning with the 2008 plan year, the Company enhanced the match formula to 100% on the first 1% of salary reduction and 50% on the next 5% of salary reduction. This match is accrued for all Participants, including executive officers, immediately upon entering the plan on the first day of the month following the completion of 30 days of employment. Additionally, the Company accrued a non-elective employer contribution during 2016 for all employees (other than employees who participate in the SERP or the SERP Alternative Plans and those employees meeting the age plus service requirement in the Pension Plan), equal to 4% of each employee’s salary and 5% of each employee’s salary hired before January 1, 2010, which will be paid in the first quarter of 2017.

Pension Plan

Prior to 2010, all employees were eligible to participate in the Pension Plan, which is a qualified defined benefit plan, upon completion of one year of service and the attainment of the age of 21. Retirement benefits are determined using an actuarial formula that takes into account years of service and average compensation. Normal retirement age for the defined benefit pension plan is 65 years of age with the availability of early retirement at age 55. Pension benefits are fully vested after five years of service. A year of service is defined as working at least 1,000 hours in a plan year. Effective April 30, 2010, the plan was amended, resulting in a “soft freeze”, the effect of which prohibits new entrants into the plan and ceases crediting of additional years of service after that date. Effective January 1, 2013, the plan was amended to unfreeze the plan for those employees for whom the sum of (i) their ages, at their closest birthday, plus (ii) years of service for vesting purposes equal 80 or greater. The “soft freeze” continues to apply to all other plan participants.

Supplemental Executive Retirement Plan (SERP)

The Bank adopted and designed the SERP so that executives could reach a targeted retirement income. The SERP is available only to a select group of management or highly compensated employees, including Mrs. Rodeheaver. Messrs. Fisher and Sanders do not participate in the SERP. The SERP was created to overcome qualified plan regulatory limits or the “reverse discrimination” imposed on highly compensated executives due to IRS contribution and compensation limits. In connection with the adoption of the Severance Plan, the Compensation Committee decided to credit participants with 24 years of service, regardless of actual years of service, to minimize certain income taxes that could be imposed under Section 280G of the Internal Revenue Code upon a separation from service. In the event a SERP participant voluntarily terminates employment without good reason, his or her credited years of service will revert to actual years of service as of the date of termination. Future participants in the plan, if any, will be credited with actual years of service.

The SERP benefit is equal to 2.5% of the executive’s Final Pay for each year of service through age 60 (up to a maximum of 24 years) plus 1% of Final Pay for each year of service after age 60 (up to a maximum of 5 years), for a total benefit equal to 65% of Final Pay. The Compensation Committee chose this plan design to provide competitive retirement benefits and to encourage service. The SERP was designed primarily to supplement benefits payable under the Pension Plan and, as such, it would be appropriate to measure SERP benefits using an actuarial formula (i.e., years of service and final pay) similar to that used under the Pension Plan. Accordingly, the SERP benefits are offset by any accrued benefits payable under the Pension Plan and 50% of the social security benefits received by the participant. For purposes of the SERP, “Final Pay” means the average of the three highest amounts of annual cash compensation actually paid to the Participant over the five years preceding the year in which the Participant’s Separation from Service occurs. For purposes of the foregoing, “cash compensation” means annual base salary plus any cash bonus or cash incentive compensation actually paid to the Participant as remuneration for services rendered to the Bank in a particular calendar year, and excludes imputed income, Bank contributions and any other income related to or benefit paid under any insurance policy, retirement plan or other employee benefit plan or arrangement.

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The normal retirement SERP benefit is paid following Normal Retirement, which is defined as a Separation from Service (as defined in the SERP) after attaining age 60 and providing at least 10 years of service. Each participant is entitled to elect, upon initial participation, whether to receive the benefit in a single lump sum or in the form of a lifetime annuity, a 10-year guaranteed payment lifetime annuity, a 50% joint and survivor annuity, a 75% joint and survivor annuity, or a 100% joint and survivor annuity. Annuity payments will be made on a monthly basis and are subject to actuarial adjustments. Payments under a lifetime annuity will be determined based on the expected remaining number of years of life for the annuitant and actuarial tables as of the time the annuity begins. Payments under any form of annuity other than a lifetime annuity will be determined using the same actuarial equivalent assumptions used for the Pension Plan. If a participant fails to make an election, he or she will receive the benefit as a lifetime annuity.

A participant vests in his or her accrued normal retirement SERP benefit upon 10 years of service, upon Normal Retirement, upon a Separation from Service due to Disability (as defined in the SERP), and upon the participant’s death. Upon a Separation from Service following a Change in Control (as defined in the SERP) and a subsequent Triggering Event (as defined in the SERP), a participant will vest in the greater of (i) 60% of Final Pay or (ii) his or her accrued normal retirement SERP benefit through the date of the Separation from Service.

Generally, the distribution of a participant’s SERP benefit will begin following the participant’s Normal Retirement. If the participant suffers a Separation from Service due to death or following a Disability, then the participant or his or her designated beneficiaries will receive a lump sum payment equal to the actuarial equivalent of his or her accrued SERP benefit. If the participant suffers a Separation from Service other than due to “Cause” (as defined in the SERP) after 10 years of service but prior to Normal Retirement, then he or she will receive the normal retirement SERP benefit that has accrued through the date of the Separation from Service at age 60, in the form elected. If the participant suffers a Separation from Service following a Change in Control and subsequent Triggering Event, then the distribution of his or her normal retirement SERP benefit that has accrued through the date of the Separation from Service will begin, in the form elected, once the participant reaches age 60. If the participant dies following the commencement of distributions but prior to the complete distribution of his or her vested and accrued SERP benefit, then distributions will be paid to his or her beneficiaries only if he or she chose a joint and survivor annuity form of distribution or a 10-year guaranteed payment lifetime annuity (and then only until the guaranteed payments have been made).

A participant will lose all SERP benefits if he or she is terminated for Cause (as defined in the SERP). In addition, each participant has agreed that the receipt of any SERP benefits is conditioned upon his or her (i) refraining from competing with the Company and its subsidiaries in their market areas for a period of three years following his or her Separation from Service, (ii) refraining from disclosing the Company’s confidential information following a Separation from Service, and (iii) remaining available to provide up to six hours of consultative services for twelve months after his or her Separation from Service. Items (i) and (iii) do not apply, however, if the Separation from Service results from a Change in Control and subsequent Triggering Event. If a participant breaches any of these conditions, then he or she is obligated to return all SERP benefits paid to date plus interest on such benefits at the rate of 10% per year.

The amounts that could be paid to Mrs. Rodeheaver under the SERP upon a separation from service is shown below in the table contained in the section entitled “Benefits Upon a Separation from Service”.

Split Dollar Life Insurance Arrangements

The Bank purchased policies of bank owned life insurance (“BOLI”) in the aggregate amounts of $18 million in 2001, $2.3 million in 2004, $2.8 million in 2006, $10 million in 2009 and $5.5 million in 2015 to help offset the costs of providing benefits under all benefit plans and arrangements. The Bank is the sole owner of these BOLI policies, has all rights with respect to the cash surrender values of these BOLI policies, and is the sole death beneficiary under these BOLI policies.

Because the Compensation Committee believes that it is important to reward officers for their loyalty and service, the Company has agreed, pursuant to Endorsement Split Dollar Agreements, to assign a portion of the cash benefits payable under these BOLI policies to the executive officers’ named beneficiaries in the event they die while employed. Participation under the Split-Dollar Life Insurance arrangements can be terminated for any reason, at any time, by either the Bank or the covered officer. The Bank terminates each covered officer’s participation when his or her employment is terminated. The current death benefits payable to the beneficiaries of the named executive officers under these arrangements are shown below in the table contained in the section entitled “Benefits Upon a Separation from Service”.

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Deferred Compensation Plan

The Company’s directors and those executives selected by the Compensation Committee are permitted to participate in the Deferred Compensation Plan. Each of the named executive officers is entitled to participate. The Deferred Compensation Plan permits directors and executives to elect, each year, to defer receipt of up to 100% of their directors’ fees, salaries and bonuses, as applicable, to be earned in the following year. The deferred amounts are credited to an account maintained on behalf of the participant (a “Deferral Account”) and are deemed to be invested in certain investment options established from time to time by the Investment Committee of the Bank’s Trust Department. Additionally, the Company may make discretionary contributions for the benefit of a participant to an Employer Contribution Credit Account (the “Employer Account”), which will be deemed to be invested in the same manner as funds credited to the Deferral Account. Each Deferral Account and Employer Account is credited with the gain or loss generated on the investments in which the funds in those accounts are deemed to be invested, less any applicable expenses and taxes.

A participant is at all times 100% vested in his or her Deferral Account. The Company is permitted to set a vesting date or event for the Employer Account, and such date may be based on the performance by the participant of a specified number of completed years of service with the Company, may be based on the participant’s performance of specified service goals with respect to the Company, may be limited to only certain termination of employment events (e.g., involuntary termination, those following a change of control, etc.), or may be based on any other standard, at the Company’s sole and absolute discretion. Notwithstanding the foregoing, a participant will become 100% vested in his or her Employer Account if he or she terminates employment (or, in the case of a participant who is a non-employee director, terminates membership on the Board of Directors) because of death or Total and Permanent Disability (as defined in the Deferred Compensation Plan). Each participant will also become 100% vested in his or her Employer Account in the event of a Change in Control (as defined in the Plan).

Generally, a participant is entitled to choose, pursuant to an election form, the date on which his or her account balances are to be distributed, subject to any restrictions imposed by the Company and the trustee under the Rabbi Trust in their sole and absolute discretion and applicable law. If a participant fails to select a distribution date, then distributions will begin on or about the date of the participant’s termination of employment or director status with the Company. The participant may choose whether his or her account balances are to be distributed in one lump sum or in ten equal annual installments. If a participant fails to elect a payment date or the method of payment, then the account balances will be distributed in one lump sum following termination of employment. If distributions are made in installments, then the undistributed balance will continue to be deemed invested in the chosen investment options, and the accounts will be credited or debited accordingly, until all amounts are distributed.

If a participant dies or experiences a Total and Permanent Disability before terminating his or her employment or director status with the Company and before the commencement of payments, then the entire balance of the participant’s accounts will be paid to the participant or to his or her named beneficiaries, as applicable, as soon as practicable following death or Total and Permanent Disability. If a participant dies after the commencement of payments but before he or she has received all payments to which he or she is entitled, then the remaining payments will be paid to his or her designated beneficiaries in the manner in which such benefits were payable to the participant. Upon a Change in Control, the entire balance of a participant’s accounts will be paid in a single lump sum payment.

The Deferred Compensation Plan provides for limited distributions in the event of certain financial hardships.

Messrs. Fisher and Sanders realized non-preferential earnings in 2016 under the Deferred Compensation Plan of $899 and $102, respectfully.

On January 9, 2015, the Company entered into a participation agreement under the Deferred Compensation Plan, styled as a SERP Alternative Participation Agreement (the “Participation Agreement”), with each of Messrs. Fisher and Sanders pursuant to which the Company agreed, for each Plan Year (as defined in the Deferred Compensation Plan) in which it determines that it has been Profitable (as defined in the Participation Agreement), to make a discretionary contribution to the Employer Accounts of Messrs. Fishers and Sanders in an amount equal to 15% of their base salaries for such Plan Year, with the first Plan Year being the year ending December 31, 2015. Messrs. Fisher and Sanders received Employer Contribution Credits of $36,540 and $27,000, respectfully, for the 2015 Plan Year. For the 2016 Plan Year, Messrs. Fisher and Sanders received Employer Contribution Credits of $37,088 and $27,357, respectfully. The Participation Agreements provide that each of Messrs. Fisher and Sanders will become 100% vested in the amount maintained in his Employer Account upon the earliest to occur of the following events: (i) his Normal Retirement (as defined in the Participation Agreement); (ii) his Separation from Service (as defined in the Participation Agreement) following a Change of Control (as defined in the Deferred Compensation Plan) and subsequent Triggering Event (as defined in the Participation Agreement); (iii) his Separation from Service due to a Disability (as defined in the Participation Agreement); (iv) with respect to a particular award of Employer Contribution Credits, his completion of two consecutive Years of Service (as defined in the Participation Agreement) immediately following the Plan Year for which such award was made; or (v) his death. Notwithstanding the foregoing, however, Messrs. Sanders and Fisher will lose their entitlement to the amounts maintained in their Employer Account if they are terminated for Cause (as defined in the Participation Agreements). In addition, the Participation Agreement conditions their entitlement to the amounts held in their Employer Account on their (a) refraining from engaging in Competitive Employment (as defined in the Participation Agreements) for three years following their Separation from Service, (b) refraining from injurious disclosure of confidential information concerning the Company, and (c) remaining available, at the Company’s reasonable request, to provide at least six hours of transition services per month for 12 months following their Separation from Service (except in the case of death or Disability), except that only item (b) will apply in the event of a Separation from Service following a Change of Control and subsequent Triggering Event. In the event that Mr. Sanders or Mr. Fisher violates any of those conditions, then he will forfeit all then-unpaid amounts in his Employer Account and be obligated to reimburse the Company for all amounts theretofore paid to him, plus interest thereon at the rate of 10% per year.

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Benefits upon a Separation from Service

As noted above, the Company has entered into Severance Agreements with Mrs. Rodeheaver, Mr. Fisher and Mr Sanders; however, the Company has not made any payments under the Severance Agreements to date.

The Company’s obligations under the Severance Agreements would be triggered if the participating executive officer’s employment were to be terminated by the Company without Cause (as defined in the Severance Agreement) or by the executive for Good Reason (as defined in the Severance Agreement) during the period commencing on the date that is 90 days before a Change in Control (as defined in the Severance Plan) and ending on the first anniversary of a Change in Control (the “Protection Period”). In such case, the executive officer would be entitled to receive a lump sum cash payment equal to two times his or her Final Pay (as defined in the Severance Agreement), the immediate vesting of all equity-based compensation awards that have been granted to the executive, continued coverage for 24 months under the Company’s group health and dental plan (or, if the executive is not eligible for such coverage, a monthly cash payment equal to the monthly premium for a similar policy), and outplacement services for up to 12 months.

Each of the Severance Agreements provides that the amount of all severance benefits described above, plus the amount of all benefits under any other plan or arrangement, the payment of which is deemed to be contingent upon a change in the ownership or effective control of the Company (as determined under Section 280G of the Code), may not exceed 2.99 times the participant’s “annualized includable compensation for the base period” (i.e., the average annual compensation that was includable in his or her gross income for the last five taxable years ending before the date on which the Change in Control occurs.

Each Severance Agreement has a one-year term, which automatically renews for additional one-year terms unless the Company provides the participant with six months’ prior notice of its intention not to renew the Severance Agreement, except that the Severance Agreement will automatically terminate at the expiration of the Protection Period.

The table that follows shows the estimated present value of benefits that could have been paid to the named executive officers as of December 31, 2016 under the Severance Plan, the SERP and the Split Dollar Life Insurance Arrangements upon a separation from service. As discussed above, subject to certain conditions, participants in the SERP are entitled to receive their vested benefits (offset by Pension Plan benefits, 50% of social security benefits and, in the case of death, benefits paid under the Split Dollar Life Insurance arrangements described above) if they suffer a separation from service other than for cause. No SERP benefits are payable if a participant’s separation from service was for cause. Except in the cases of a separation from service due to death or disability, the payment of SERP benefits does not commence until the later of normal retirement or attainment of age 60 for the SERP Plan. The table does not include the amount that could be paid to Mr. Sanders under his Participation Agreement, as the first potential contribution to this plan would not occur until 2016.

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Benefits Payable Upon a Termination of Employment
Name	Reason for Termination	Severance Plan Cash Benefit ($)	Severance Plan Benefit Continuation ($)(1)(1)	Estimated SERP Benefit ($)(2)	Estimated Split-Dollar Benefit ($)	Total ($)
Mrs. Rodeheaver	Change in control, disability, involuntary termination other than for cause, or voluntary termination for good reason	657,326	30,731	529,932	-	1,217,989

	Death	-	-	504,932	25,000	529,932

	Voluntary termination without good reason	-	-	529,932	-	529,932

Mr. Fisher	Change in control, disability, involuntary termination other than for cause, or voluntary termination for good reason	600,000	30,731	-	-	630,731

	Death	-	-	-	25,000	25,000

	Voluntary termination without good reason	-	-		-	-

Mr. Sanders	Change in control, disability, involuntary termination other than for cause, or voluntary termination for good reason	360,000	34,624	-	-	394,624

	Death	-	-	-	25,000	25,000

	Voluntary termination without good reason	-	-	-	-	-

Notes:

(1)	Amounts reflect the value of two years’ continued coverage under the Company’s benefit plans. Such amounts are calculated at current rates and current cost sharing formulas, as future costs are unknown.
(2)	The SERP benefit payable to any named executive officer who terminates his or her employment without good reason is based on actual years of service rather than 24 years of credited service. Mrs. Rodeheaver has over 24 actual years of service. Mr. Fisher and Sanders are not participants in the SERP Plan.

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Role of Compensation Consultants

The Compensation Committee has the authority and resources necessary to engage independent consultants to provide assistance and direction with respect to executive compensation and benefits.

In 2016, the Compensation Committee directly engaged the compensation consulting firm Pearl Meyer & Partners (PM&P”) to conduct a thorough review of executive and director compensation as compared to peers and market. In addition, their engagement also provided advice and information to facilitate the Committee’s deliberations. PM&P was also purposed with: (i) confirming/validating the appropriateness of the Company’s executive and director compensation as compared to the market and the Company’s performance; (ii) providing a market-based framework for managing compensation and benefits prospectively; and (iii) providing feedback and guidance with respect to the Compensation Committee’s discussions about potential pay/benefit decisions and/or changes to the current compensation structure for 2016. In this current survey project, PM&P provided the Compensation Committee with a compensation survey of peer banks in Maryland, Pennsylvania, Virginia and West Virginia with assets of between one-half to two times the assets of the Company. The Compensation Committee has concluded that PM&P’s engagement did not raise any conflict of interest.

Certain Relationships and Related Transactions

During the last two fiscal years, the Bank has had banking transactions in the ordinary course of its business with certain directors and officers of the Company and with their affiliates. These transactions were on substantially the same terms, including interest rates, collateral, and repayment terms on loans, as those prevailing at the same time for comparable transactions with person who are not related to the Bank.

In addition to the foregoing, Morgantown Printing & Binding, a corporation owned by director H. Andrew Walls, III and a trust established for the benefit of his minor children, provides various printing services (marketing materials, account statements, and other routine items), document storage and warehouse services, and related services to the Company. Total fees paid by the Company to this corporation in 2016 and 2015 were $294,840 and $214,230, respectively. The Company has again retained Morgantown Printing & Binding to provide these services in 2017, for which it expects to pay approximately $250,000. Management believes that all of the foregoing transactions with this corporation are or will be on terms that are substantially similar to those that would be available if a person unrelated to the Corporation were to provide these services.

The Company and the Bank have adopted written policies and procedures to help ensure that the Company and the Bank comply with all legal requirements applicable to related party transactions.

LEGAL MATTERS

The validity of the shares of common stock issuable upon exercise of the subscription rights and offered under this prospectus has been passed upon for us by Gordon Feinblatt LLC, Baltimore, Maryland.

EXPERTS

The consolidated statement of financial condition as of December 31, 2015 and 2014, and the consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for the years then ended, incorporated by reference into this prospectus, have been incorporated herein in reliance on the report of Baker Tilly Virchow Krause, LLP, independent registered public accountants, given on the authority of that firm as experts in auditing and accounting.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the Commission covering the securities that may be sold under this prospectus. This prospectus is only a part of that registration statement and does not contain all the information in the registration statement. Because this prospectus may not contain all the information that you may find important, and because references to our contracts and other documents made in this prospectus are only summaries of those contracts and other documents, you should review the full text of the registration statement, as amended from time to time, and the exhibits that are a part of the registration statement. We have included copies of these contracts and other documents as exhibits to the registration statement that contains this prospectus.

We are subject to the information requirements of the Exchange Act, which means that we are required to file annual reports, quarterly reports, current reports, proxy statements and other information with the Commission. You may read and copy any document we file with the Commission at its public reference room in Washington, D.C., located at 100 F Street, N.E., Washington D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our Commission filings are also available to the public from its Internet site at http://www.sec.gov and from our Internet site at http://www.mybank.com. However, information found on, or otherwise accessible through, these Internet sites is not incorporated into, and does not constitute a part of, this prospectus or any other document we file or furnish to the Commission. You should not rely on any of this information in deciding whether to purchase the securities.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  The Commission’s rules allow us to incorporate information into this prospectus by reference to documents that we have filed with the Commission. This means that we can disclose information to you by referring you to those documents. Any information incorporated by reference is an important part of this prospectus, and you should review that information so that you understand the nature of any investment by you in the securities. We are incorporating by reference the documents listed below (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with the Commission’s rules):

(i)          Annual Report on Form 10-K for the year ended December 31, 2015 filed on March 9, 2016, as amended by Amendment No. 1 on Form 10-K/A filed on January 26, 2017 (which includes certain information contained in our definitive proxy statement on Schedule 14A for the 2016 Annual Meeting of Shareholders, filed on March 30, 2016, and incorporated therein by reference);

(ii)        Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 filed on May 10, 2016;

(iii)       Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 filed on August 11, 2016;

(iv)       Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 filed on November 7, 2016;

(v)        Current Report on Form 8-K filed on January 1, 2016;

(vi)       Current Report on Form 8-K filed on May 16, 2016;

(vii)      Current Report on Form 8-K filed on November 8, 2016;

(viii)     Current Report on Form 8-K filed on December 19, 2016; and

(ix)        Description of our common stock which appears in our Registration Statement on Form 8-A filed on February 19, 1986, or any description of the common stock that appears in any prospectus forming a part of any subsequent registration statement of the Corporation or in any registration statement filed pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded to the extent that a statement contained in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

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We will promptly provide without charge to each person to whom this prospectus is delivered a copy of any or all information that has been incorporated herein by reference (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into such information) upon the written or oral request of such person. Written requests should be directed to: First United Corporation, Corporate Secretary, 19 South Second Street, Oakland, Maryland 21550. Telephone requests should be directed to the Corporate Secretary at (301) 533-2390.

You also may access the documents that have been incorporated by reference into this prospectus on our website, www.mybank.com, under the heading “SEC Filings” found under the “Investors” section of the “My Community” tab, or at: http://www.corporatewindow.com/fl/func/func-sec.html.

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Common Stock, Par Value $.01 Per Share, Underlying Subscription Rights

to Purchase up to 783,626 Shares of Common Stock

PROSPECTUS

February 8, 2017

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein nor have the affairs of the company not changed since the date of this prospectus.